Annual Report to Shareholders	February 29, 2012

Invesco Value Municipal Trust
Effective January 23, 2012, Invesco Insured Municipal Trust was renamed Invesco Value Municipal Trust.
NYSE: IMT

2	Letters to Shareholders
4	Performance Summary
4	Management Discussion
6	Additional Information
7	Dividend Reinvestment Plan
8	Schedule of Investments
17	Financial Statements
20	Notes to Financial Statements
26	Financial Highlights
28	Auditor’s Report
29	Tax Information
30	Supplemental Information
T-1	Trustees and Officers

Letters to Shareholders

Philip Taylor
Dear Shareholders:
This annual report provides important information about your Trust, including its performance. I encourage you to read this report to learn more about how your Trust is managed, what it invests in and why it performed as it did. Also, this report includes information about your Trust’s management team and a listing of investments held by your Trust at the close of the reporting period.
     Investors are likely to confront both opportunities and challenges in 2012. As we saw in 2011, market sentiment can change suddenly and dramatically – and certainly without advance notice – depending on economic developments and world events. Similarly, your own situation, needs and goals can change, requiring adjustments in your financial strategy.
For current information about your Trust
Many investors find that staying abreast of market trends and developments may provide reassurance in times of economic uncertainty and market volatility such as we saw last year and may see again this year.
     Invesco can help you stay informed about your investments and market trends. On our website, invesco.com/us, we provide timely market updates and commentary from many of our portfolio managers and other investment professionals. Also on our website, you can obtain information about your account at any hour of the day or night. I invite you to visit and explore the tools and information we offer at invesco.com/us.
Our commitment to investment excellence
Many investors believe that it’s wise to be well diversified and to maintain a long-term investment focus. While diversification can’t guarantee a profit or protect against loss, it may cushion the impact of dramatic market moves. Maintaining a long-term investment focus for your long-term goals – financing your retirement or your children’s education, for example – may help you avoid making rash investment decisions based on short-term market swings.
     Likewise, Invesco’s investment professionals maintain a long-term focus. Each Invesco fund is managed by a specialized team of investment professionals, and as a company, we maintain a single focus – investment management – that allows our portfolio managers to concentrate on doing what they do best: managing your money.
     Each Invesco fund is managed according to its stated investment objectives and strategies, with robust risk oversight using consistent, repeatable investment processes that don’t change in response to short-term market events. This disciplined approach can’t guarantee a profit; no investment can do that, since all involve some measure of risk. But it can ensure that your money is managed the way we said it would be – according to your Trust’s objective and strategies.
Questions?
If you have questions about your account, please contact one of our client service representatives at 800 341 2929. If you have a general Invesco-related question or comment for me, I invite you to email me directly at phil@invesco.com.
     All of us at Invesco look forward to serving your investment management needs for many years to come. Thank you for investing with us.
Sincerely,
Philip Taylor
Senior Managing Director, Invesco Ltd.
2 Invesco Value Municipal Trust

Bruce Crockett
Dear Fellow Shareholders:
As always, the Invesco Funds Board of Trustees remains committed to putting your interests first. We worked to manage costs throughout the year, and this remains a continuing focus of your Board. We will continue to oversee the funds with the same strong sense of responsibility for your money and your continued trust that we’ve always maintained.
     Throughout 2011, we experienced volatile, challenging markets that presented both significant opportunities and risks for investors.
     Early in the year, protests in the Middle East and Africa led to increases in oil and gas prices. This was followed by the disasters in Japan that led to supply chain disruptions across a number of industries. In Europe, sovereign debt concerns created uncertainty in global markets that remains unresolved. Here in the US, prolonged congressional debates over deficits and the debt ceiling resulted in the first-ever downgrade of US long-term debt. Combined, this “imperfect storm” of events took a tremendous toll on global economic growth and created volatility in the markets.
     Across the globe, demographic and economic trends are profoundly reshaping the world’s wealth. Emerging markets such as China, India, Brazil and Russia are experiencing tremendous growth. China is now the world’s second-largest economy. Meanwhile, established markets such as the US and Europe are struggling with debt issues and experiencing much lower rates of growth. We all know the US is a consumer-driven market and consumers continue to face numerous headwinds, including elevated energy prices, a dismal housing market and high unemployment.
     This dynamic, challenging market and economic environment underscores once again the value of maintaining a well-diversified investment portfolio. Obviously, none of us can control the markets or global economic trends. However, adopting a disciplined approach to saving and investing may help provide the funds needed to buy a house, pay for our children’s education and provide for a comfortable retirement.
     Based on everything I’ve read, this year could potentially be just as interesting as 2011, with continued uncertainty in key economies around the world and volatility in the markets. With this in mind, you’ll want to stay informed regarding the markets and keep up to date with news that affects your investment portfolio. Invesco’s website, invesco.com/us, provides a wealth of information about your investments and news regarding global markets.
     I would like to close by thanking Bob Baker for his distinguished 30-year service with the Invesco Funds Board and his unflagging commitment to our funds’ shareholders. As always, I encourage you to contact me at bruce@brucecrockett.com with any questions or concerns you may have. We look forward to representing you and serving you in 2012.
Sincerely,
Bruce L. Crockett
Independent Chair
Invesco Funds Board of Trustees
3 Invesco Value Municipal Trust

Management’s Discussion of Trust Performance

Performance summary
This is the annual report for Invesco Value Municipal Trust (formerly Invesco Insured Municipal Trust) for the fiscal year ended February 29, 2012. The Trust’s return can be calculated based on either the market price or the net asset value (NAV) of its shares. NAV per share is determined by dividing the value of the Trust’s portfolio securities, cash and other assets, less all liabilities and preferred shares, by the total number of common shares outstanding. Market price reflects the supply and demand for Trust shares. As a result, the two returns can differ, as they did during the reporting period. A main contributor to the Trust’s return on an NAV basis was its exposure to bonds issued by electricity authorities.

Performance
Total returns, 2/28/11 to 2/29/12

Trust at NAV	22.92%

Trust at Market Value	27.00

Barclays Municipal Bond Index▼	12.42

Market Price to NAV as of 2/29/12	0.00

Source(s): ▼Lipper Inc.
The performance data quoted represent past performance and cannot guarantee comparable future results; current performance may be lower or higher. Investment return, net asset value and common share market price will fluctuate so that you may have a gain or loss when you sell shares. Please visit invesco.com/us for the most recent month-end performance. Performance figures reflect Trust expenses, the reinvestment of distributions (if any) and changes in net asset value (NAV) for performance based on NAV and changes in market price for performance based on market price.
      Since the Trust is a closed-end management investment company, shares of the Trust may trade at a discount or premium from the NAV. This characteristic is separate and distinct from the risk that NAV could decrease as a result of investment activities and may be a greater risk to investors expecting to sell their shares after a short time. The Trust cannot predict whether shares will trade at, above or below NAV. The Trust should not be viewed as a vehicle for trading purposes. It is designed primarily for risk-tolerant long-term investors.

How we invest
We seek to provide investors with current income exempt from federal income tax, primarily by investing in a diversified portfolio of municipal securities.
     We seek to achieve the Trust’s investment objective by investing primarily in investment grade municipal obligations. Municipal obligations include municipal bonds, municipal notes, municipal commercial paper and lease obligations. The Trust also may invest in taxable or tax-exempt investment grade securities, or if not rated, securities we determine to be of comparable quality.
     From time to time, we may invest in municipal securities that pay interest that is subject to the federal alternative minimum tax.
      We employ a bottom-up, research-driven approach to identify securities that have attractive risk/reward characteristics for the sectors in which we invest. We also integrate macroeconomic analysis and forecasting into our evaluation and ranking of various sectors and individual securities. Finally, we employ leverage in an effort to enhance the Trust’s income and total return.
     Sell decisions are based on:
■	A deterioration or likely deterioration of an individual issuer’s capacity to meet its debt obligations on a timely basis.

■	A deterioration or likely deterioration of the broader fundamentals of a particular industry or sector.

■	Opportunities in the secondary or primary market to exchange into a security with better relative value.

Market conditions and your Trust
For the fiscal year ended February 29, 2012, the municipal market performed strongly. The Barclays Municipal Bond Index returned 12.42%, outperforming other fixed income indexes such as the Barclays U.S. Aggregate Index, which returned 8.37%; the Barclays U.S. Corporate High Yield Index, which returned 6.94%; the Barclays U.S. Corporate Investment Grade Index, which returned 10.37%; and the Barclays U.S. Mortgage Backed Securities Index, which returned 6.44%.1
      During 2011, credit fundamentals remained strong, and default rates continued their downward trend. In line with the drop exhibited from 2009 to 2010, the number of defaults in 2011 was muted and lower than 2010. Despite a few high profile bankruptcies such as Harrisburg, Pennsylvania, Jefferson County, Alabama, and Central Falls, Rhode Island, defaults came nowhere near the “hundreds of billions of dollars” predicted by well-known analyst Meredith Whitney at the end of 2010.2
      In terms of municipal fund flows, Whitney’s prediction raised concerns regarding the credit stability of municipalities and the heightened risk of unprecedented defaults in 2011. Retail investors, who already had been making withdrawals from municipal bond mutual funds, heeded Whitney’s warning and began to sell shares at a record pace.3 Money was withdrawn from municipal mutual funds for 29 straight weeks3, but by the end of the third quarter of 2011, the tide had changed. This increase in demand in the third quarter had a positive effect on municipal market performance during the reporting period.
     The Trust’s exposure to the 15- to 20-year part of the yield curve and the long end (20+ years) of the yield curve

Portfolio Composition
By credit sector, based on total investments

Revenue Bonds	72.7%

General Obligation Bonds	20.4

Pre-refunded Bonds	4.1

Other	2.8

Top Five Fixed Income Holdings

1.	Anaheim (City of) Public Financing Authority; Series 2007 A	6.1%

2.	Illinois (State of); Series 2001	4.1

3.	Metropolitan Transportation Authority; Series 2002 A	3.5

4.	Nevada (State of); Series 2008 C	3.3

5.	Massachusetts (State of) Development Finance Agency; Series 2009 A	2.9

Total Net Assets
Applicable to Common Shares	$270.3 million

Total Number of Holdings	198
The Trust’s holdings are subject to change, and there is no assurance that the Trust will continue to hold any particular security.

4 Invesco Value Municipal Trust

added to returns as yields approached all-time lows3 during the reporting period. Some of our yield curve and duration positioning was obtained through the use of inverse floating rate securities. Inverse floating rate securities are instruments which have an inverse relationship to a referenced interest rate. Inverse floating rate securities can be a more efficient way to manage duration, yield curve exposure and credit exposure. Also, they potentially can enhance yield.
     Strong security selection among highly rated bonds also added to the Trust’s performance for the reporting period.
     At the sector level, our exposure to electric, state government obligation, special tax and transportation bonds contributed to returns for the reporting period. Our allocations to leasing and housing bonds detracted from returns.
     One important factor impacting the return of the Trust relative to its comparative index was the Trust’s use of structural leverage. The Trust uses leverage because we believe that, over time, leveraging provides opportunities for additional income and total return for common shareholders. However, use of leverage also can expose common shareholders to additional volatility. For example, if the prices of securities held by a trust decline, the negative impact of these valuation changes on common share net asset value and common shareholder total return is magnified by the use of leverage. Conversely, leverage may enhance common share returns during periods when the prices of securities held by a trust generally are rising. Leverage made a positive contribution to the performance of the Trust during the reporting period.
      During the reporting period, the Trust achieved a leveraged position through the use of tender option bonds and auction rate preferred shares. As of the close of the reporting period, leverage accounted for 30% of the Trust’s total assets. For more information about the Trust’s use of leverage, see the Notes to Financial Statements later in this report.
     As stated earlier, the Trust trades at a market price and also has an NAV. The Trust’s market price fluctuated between trading at a discount and trading at a premium to NAV during the reporting period.
     Thank you for investing in Invesco Value Municipal Trust and for sharing our long-term investment horizon.
1	Source: Lipper Inc.

2	Source: CBS News

3	Source: The Bond Buyer
The views and opinions expressed in management’s discussion of Trust performance are those of Invesco Advisers, Inc. These views and opinions are subject to change at any time based on factors such as market and economic conditions. These views and opinions may not be relied upon as investment advice or recommendations, or as an offer for a particular security. The information is not a complete analysis of every aspect of any market, country, industry, security or the Trust. Statements of fact are from sources considered reliable, but Invesco Advisers, Inc. makes no representation or warranty as to their completeness or accuracy. Although historical performance is no guarantee of future results, these insights may help you understand our investment management philosophy.
See important Trust and, if applicable, index disclosures later in this report.
Thomas Byron
Portfolio manager, is manager of Invesco Value Municipal Trust. He joined Invesco in 2010. Mr. Byron was associated with the Trust’s previous investment adviser or its investment advisory affiliates in an investment management capacity from 1981 to 2010 and began managing the Trust in 2009. He earned a B.S. in finance from Marquette University and an M.B.A. in finance from DePaul University.
Robert Stryker
Chartered Financial Analyst, portfolio manager, is manager of Invesco Value Municipal Trust. He joined Invesco in 2010. Mr. Stryker was associated with the Trust’s previous investment adviser or its investment advisory affiliates in an investment management capacity from 1994 to 2010 and began managing the Trust in 2009. He earned a B.S. in finance from the University of Illinois, Chicago.
Robert Wimmel
Portfolio manager, is manager of Invesco Value Municipal Trust. He joined Invesco in 2010. Mr. Wimmel was associated with the Trust’s previous investment adviser or its investment advisory affiliates in an investment management capacity from 1996 to 2010 and began managing the Trust in 2009. He earned a B.A. in anthropology from the University of Cincinnati and an M.A. in economics from the University of Illinois, Chicago.
Effective March 1, 2012, after the close of the reporting period, Richard Berry and Stephen Turman left the management team.

5 Invesco Value Municipal Trust

Additional Information
■	Unless otherwise stated, information presented in this report is as of February 29, 2012, and is based on total net assets applicable to common shares.

■	Unless otherwise noted, all data provided by Invesco.

■	To access your Trust’s reports, visit invesco.com/fundreports.

About indexes used in this report
■	The Barclays Municipal Bond Index is an unmanaged index considered representative of the tax-exempt bond market.

■	The Barclays U.S. Aggregate Index is an unmanaged index considered representative of the US investment-grade, fixed-rate bond market.

■	The Barclays U.S. Corporate High Yield Index is an unmanaged index that covers the universe of fixed-rate, noninvestment-grade debt.

■	The Barclays U.S. Corporate Investment Grade Index is an unmanaged index considered representative of fixed-rate, investment grade taxable bond debt.

■	The Barclays U.S. Mortgage Backed Securities Index is an unmanaged index comprising 15- and 30-year fixed-rate securities backed by mortgage pools of Ginnie Mae, Freddie Mac and Fannie Mae.

■	The Trust is not managed to track the performance of any particular index, including the index(es) defined here, and consequently, the performance of the Trust may deviate significantly from the performance of the index(es).
■	A direct investment cannot be made in an index. Unless otherwise indicated, index results include reinvested dividends, and they do not reflect sales charges. Performance of the peer group, if applicable, reflects fund expenses; performance of a market index does not.

Other information
■	The Chartered Financial Analyst® (CFA®) designation is globally recognized and attests to a charterholder’s success in a rigorous and comprehensive study program in the field of investment management and research analysis.

■	The returns shown in management’s discussion of Trust performance are based on net asset values calculated for shareholder transactions. Generally accepted accounting principles require adjustments to be made to the net assets of the Trust at period end for financial reporting purposes, and as such, the net asset values for shareholder transactions and the returns based on those net asset values may differ from the net asset values and returns reported in the Financial Highlights.

Changes to Investment Policy and Trust Name

Effective January 23, 2012, the Trust eliminated its existing non-fundamental investment policy requiring that it invest substantially all of its assets in municipal securities that are insured at the time of purchase by insurers whose claims-paying ability is rated ‘A’ by S&P, ‘A’ by Moody’s or the equivalent by another nationally recognized statistical rating organization.1 The Trust did not change its investment objective, and the Trust will continue to invest primarily in a portfolio of municipal obligations. In connection with the change in policy, the Trust changed its name to Invesco Value Municipal Trust.

1	A credit rating is an assessment provided by a nationally recognized statistical rating organization (NRSRO) of the creditworthiness of an issuer with respect to debt obligations, including specific securities, money market instruments or other debts. Ratings are measured on a scale that generally ranges from AAA (highest) to D (lowest); ratings are subject to change without notice. For more information on rating methodologies, please visit the following NRSRO websites: standardandpoors.com and select “Understanding Ratings” under Rating Resources on the homepage; moodys.com and select “Rating Methodologies” under Research and Ratings on the homepage; and fitchratings.com and select “Ratings Definitions” on the homepage.

NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE

NYSE Symbol	IMT

6 Invesco Value Municipal Trust

Dividend Reinvestment Plan
The dividend reinvestment plan (the Plan) offers you a prompt and simple way to reinvest your dividends and capital gains distributions (Distributions) into additional shares of your Trust. Under the Plan, the money you earn from dividends and capital gains distributions will be reinvested automatically in more shares of your Trust, allowing you to potentially increase your investment over time.

Plan benefits
■	Add to your account: You may increase the amount of shares in your Trust easily and automatically with the Plan.

■	Low transaction costs: Transaction costs are low because the new shares are bought in blocks and the brokerage commission is shared among all participants.

■	Convenience:
You will receive a detailed account statement from Computershare Trust Company, N.A. (the Agent) which administers the Plan. The statement shows your total Distributions, date of investment, shares acquired, and price per share, as well as the total number of shares in your reinvestment account. You can also access your account via the Internet. To do this, please go to invesco.com/us.

■	Safekeeping: The Agent will hold the shares it has acquired for you in safekeeping.

How to participate in the Plan
If you own shares in your own name, you can participate directly in the Plan. If your shares are held in “street name” – in the name of your brokerage firm, bank, or other financial institution – you must instruct that entity to participate on your behalf. If they are unable to participate on your behalf, you may request that they reregister your shares in your own name so that you may enroll in the Plan.

How to enroll
To enroll in the Plan, please read the Terms and Conditions in the Plan brochure. You can enroll in the Plan by visiting invesco.com /us, calling toll-free 800 341 2929 or notifying us in writing at Invesco Closed-End Funds, Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Please include your Trust name and account number and ensure that all shareholders listed on the account sign these written instructions. Your participation in the Plan will begin with the next Distribution payable after the Agent receives your authorization, as long as they receive it before the “record date,” which is generally one week before such Distributions are paid. If your authorization arrives after such record date, your participation in the Plan will begin with the following Distributions.

How the Plan Works
If you choose to participate in the Plan, whenever your Trust declares such Distributions, it will be invested in additional shares of your Trust that are purchased on the open market.

Costs of the Plan
There is no direct charge to you for reinvesting Distributions because the Plan’s fees are paid by your Trust. However, you will pay your portion of any per share fees incurred when the new shares are purchased on the open market. These fees are typically less than the standard brokerage charges for individual transactions, because shares are purchased for all Participants in blocks, resulting in lower commissions for each individual Participant. Any per share or service fees are averaged into the purchase price. Per share fees include any applicable brokerage commissions the Agent is required to pay.

Tax implications
The automatic reinvestment of Distributions does not relieve you of any income tax that may be due on Distributions. You will receive tax information annually to help you prepare your federal income tax return.
     Invesco does not offer tax advice. The tax information contained herein is general and is not exhaustive by nature. It was not intended or written to be used, and it cannot be used, by any taxpayer for avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. Shareholders should always consult a legal or tax adviser for information concerning their individual situation.

How to withdraw from the Plan
You may withdraw from the Plan at any time by calling 800 341 2929, visiting invesco.com/us or by writing to Invesco Closed-End Funds, Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Simply indicate that you would like to withdraw from the Plan, and be sure to include your Trust name and account number. Also, ensure that all shareholders listed on the account have signed these written instructions. If you withdraw, you have three options with regard to the shares held in the Plan:
1.	If you opt to continue to hold your non-certificated shares, whole shares will be held by the Agent and fractional shares will be sold. The proceeds will be sent via check to your address of record after deducting per share fees. Per share fees include any applicable brokerage commissions the Agent is required to pay.
2.	If you opt to sell your shares through the Agent, we will sell all full and fractional shares and send the proceeds via check to your address of record after deducting per share fees. Per share fees include any applicable brokerage commissions the Agent is required to pay.

3.	You may sell your shares through your financial adviser through the Direct Registration System (DRS). DRS is a service within the securities industry that allows Trust shares to be held in your name in electronic format. You retain full ownership of your shares, without having to hold a stock certificate. You should contact your financial adviser to learn more about any restrictions or fees that may apply.
     To obtain a complete copy of the Dividend Reinvestment Plan, please call our Client Services department at 800 341 2929 or visit invesco.com/us.

7 Invesco Value Municipal Trust

Schedule of Investments

February 29, 2012

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Municipal Obligations–146.86%
Alabama–2.04%
Birmingham (City of) Airport Authority; Series 2010, RB (INS–AGM)(a)	5.25%	07/01/30	$1,300	$1,436,994

Birmingham (City of) Waterworks Board; Series 2011, Water RB (INS–AGM)(a)(b)	5.00%	01/01/36	3,060	3,315,418

Chatom (Town of) Industrial Development Board (PowerSouth Energy Cooperative); Series 2010 A, Ref. Gulf Opportunity Zone RB (INS–AGC)(a)	5.00%	08/01/37	700	767,704

				5,520,116

Alaska–0.57%
Alaska (State of) Industrial Development & Export Authority (Providence Health Services); Series 2011 A, RB(b)	5.50%	10/01/41	1,380	1,544,054

Arizona–2.48%
Arizona (State of) Health Facilities Authority (Catholic Healthcare West); Series 2011 B-2, RB (INS–AGM)(a)	5.00%	03/01/41	740	782,017

Arizona (State of); Series 2008 A, COP (INS–AGM)(a)	5.00%	09/01/27	1,305	1,420,884

Arizona State University Board of Regents (Research Infrastructure); Series 2004, COP (INS–AMBAC)(a)	5.00%	09/01/30	2,000	2,097,080

Glendale (City of) Industrial Development Authority (Midwestern University);
Series 2010, RB	5.00%	05/15/35	350	365,669

Series 2010, RB	5.13%	05/15/40	350	365,956

Maricopa County Pollution Control Corp. (Arizona Public Service Co.–Palo Verde); Series 2009 A, Ref. PCR(c)(d)	6.00%	05/01/14	550	601,969

Phoenix (City of) Civic Improvement Corp.; Series 2004, Jr. Lien Wastewater System RB (INS–NATL)(a)	5.00%	07/01/27	1,000	1,079,650

				6,713,225

California–26.29%
Alameda (County of) Joint Powers Authority (Juvenile Justice Refunding); Series 2008 A, Lease RB (INS–AGM)(a)	5.00%	12/01/24	1,205	1,334,766

Alhambra Unified School District (Election of 2004);
Series 2009 B, Unlimited Tax CAB GO Bonds (INS–AGC)(a)(e)	0.00%	08/01/35	1,355	391,202

Series 2009 B, Unlimited Tax CAB GO Bonds (INS–AGC)(a)(e)	0.00%	08/01/36	2,190	567,714

Alvord Unified School District (Election of 2007); Series 2008 A, Unlimited Tax GO Bonds (INS–AGM)(a)	5.00%	08/01/27	495	551,054

Anaheim (City of) Public Financing Authority (Electric System Distribution Facilities); Series 2007 A, RB (INS–NATL)(a)(b)	4.50%	10/01/37	16,000	16,502,080

Beverly Hills Unified School District (Election of 2008);
Series 2009, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/26	960	565,373

Series 2009, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/31	1,850	810,448

California (State of) Department of Water Resources; Series 2008 H, Power Supply RB (INS–AGM)(a)	5.00%	05/01/22	2,500	2,917,425

California (State of) Health Facilities Financing Authority (Scripps Health); Series 2010 A, RB	5.00%	11/15/36	1,700	1,812,319

California (State of) Statewide Communities Development Authority (Cottage Health System Obligated Group); Series 2010, RB	5.00%	11/01/40	800	838,072

California (State of); Series 2010, Various Purpose Unlimited Tax GO Bonds	5.50%	03/01/40	1,560	1,731,912

Clovis Unified School District (Election of 2004); Series 2004 A, Unlimited Tax CAB GO Bonds (INS–NATL)(a)(e)	0.00%	08/01/29	480	211,675

Dry Creek Joint Elementary School District (Election of 2008-Measure E);
Series 2009, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/44	1,090	166,759

Series 2009, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/45	6,270	902,378

Series 2009, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/48	4,610	553,569

East Bay Municipal Utility District; Series 2010 A, Ref. Sub. Water System RB(b)	5.00%	06/01/36	1,590	1,817,815

Eastern Municipal Water District; Series 2006 A, Water & Sewer Revenue COP (INS–NATL)(a)	5.00%	07/01/32	4,000	4,251,840

El Segundo Unified School District (Election of 2008); Series 2009 A, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/32	2,705	937,796

Fontana Unified School District (Election of 2006); Series 2008 B, Unlimited Tax CAB GO Bonds (INS–AGM)(a)(e)	0.00%	08/01/30	4,530	1,761,038

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

8        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

California–(continued)

Kern (County of) Board of Education; Series 2006 A, Ref. COP (INS–NATL)(a)	5.00%	06/01/31	$2,000	$2,027,760

Los Angeles (City of) Department of Airports (Los Angeles International Airport); Series 2010 B, Sub. RB	5.00%	05/15/40	700	764,155

Los Angeles (City of); Series 2004 A, Unlimited Tax GO Bonds (INS–NATL)(a)	5.00%	09/01/24	3,000	3,287,190

Moreland School District (Crossover); Series 2004 C, Ref. Unlimited Tax CAB GO Bonds (INS–AMBAC)(a)(e)	0.00%	08/01/29	1,505	631,754

Oak Grove School District (Election of 2008); Series 2009 A, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/28	1,080	499,986

Oakland (City of) Joint Powers Financing Authority (Oakland Administration Buildings);
Series 2008 B, Ref. Lease RB (INS–AGC)(a)	5.00%	08/01/23	725	791,055

Series 2008 B, Ref. Lease RB (INS–AGC)(a)	5.00%	08/01/25	500	544,080

Oakland (Port of);
Series 2002 L, RB(c)(f)(g)	5.00%	11/01/12	110	113,446

Series 2002 L, RB (INS–NATL)(a)(g)	5.00%	11/01/21	890	908,485

Patterson Joint Unified School District (Election of 2008);
Series 2009 B, Unlimited Tax CAB GO Bonds (INS–AGM)(a)(e)	0.00%	08/01/47	5,700	727,491

Series 2009 B, Unlimited Tax CAB GO Bonds (INS–AGM)(a)(e)	0.00%	08/01/48	7,670	921,014

Series 2009 B, Unlimited Tax CAB GO Bonds (INS–AGM)(a)(e)	0.00%	03/01/49	4,240	491,458

Poway Unified School District (Election of 2008–School Facilities Improvement District No. 2007-1);
Series 2009 A, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/28	3,210	1,502,858

Series 2009 A, Unlimited Tax CAB GO Bonds(e)	0.00%	08/01/31	3,470	1,348,789

Regents of the University of California;
Series 2005 B, Limited Project RB (INS–AGM)(a)	5.00%	05/15/30	1,000	1,047,840

Series 2007 J, General RB (INS–AGM)(a)(b)	4.50%	05/15/31	3,310	3,464,378

Series 2007 J, General RB (INS–AGM)(a)(b)	4.50%	05/15/35	2,690	2,782,106

San Diego (County of) Water Authority; Series 2004 A, COP (INS–AGM)(a)(b)	5.00%	05/01/29	5,000	5,310,350

San Francisco (City & County of) (Laguna Honda Hospital); Series 2008 R3, Ref. Unlimited Tax GO Bonds (INS–AGC)(a)(b)	5.00%	06/15/28	1,000	1,071,180

Southern California Public Power Authority (Southern Transmission); Series 2000 A, Ref. VRD Sub. RB (INS–AGM)(a)(h)	0.11%	07/01/23	2,500	2,500,000

Twin Rivers Unified School District (School Facility Bridge Funding Program); Series 2007, COP (INS–AGM)(a)(c)(d)	3.50%	05/31/13	1,700	1,701,955

				71,062,565

Colorado–0.98%
Colorado (State of) Regional Transportation District (Denver Transit Partners Eagle P3); Series 2010, Private Activity RB	6.00%	01/15/41	1,075	1,159,216

Denver (City of) Convention Center Hotel Authority; Series 2006, Ref. Sr. RB (INS–SGI)(a)	5.00%	12/01/35	1,500	1,493,685

				2,652,901

Connecticut–0.50%
Connecticut (State of) Health & Educational Facilities Authority (Quinnipiac University); Series 2007 K-1, RB (INS–NATL)(a)	5.00%	07/01/27	1,225	1,339,158

District of Columbia–6.22%
District of Columbia Water & Sewer Authority;
Series 2008 A, Ref. Public Utility Sub. Lien RB (INS–AGC)(a)	5.00%	10/01/28	500	567,525

Series 2008 A, Ref. Public Utility Sub. Lien RB (INS–AGC)(a)	5.00%	10/01/29	625	706,187

District of Columbia;
Series 2006 B-1, Ballpark RB (INS–NATL)(a)	5.00%	02/01/31	4,000	4,070,320

Series 2008 E, Unlimited Tax GO Bonds (INS–BHAC)(a)(b)	5.00%	06/01/26	2,000	2,254,580

Series 2008 E, Unlimited Tax GO Bonds (INS–BHAC)(a)(b)	5.00%	06/01/27	2,000	2,242,380

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

9        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

District of Columbia–(continued)

Series 2008 E, Unlimited Tax GO Bonds (INS–BHAC)(a)(b)	5.00%	06/01/28	$4,000	$4,463,880

Series 2009 A, Sec. Income Tax RB(b)	5.25%	12/01/27	2,100	2,504,103

				16,808,975

Florida–9.26%
Cape Coral (City of);
Series 2011, Ref. Water & Sewer RB (INS–AGM)(a)	5.00%	10/01/41	1,480	1,603,610

Series 2011 A, Ref. Water & Sewer RB (INS–AGM)(a)	5.00%	10/01/31	1,100	1,201,057

Citizens Property Insurance Corp. (High Risk Account); Series 2010 A-1, Sr. Sec. RB	5.00%	06/01/14	2,200	2,391,312

Florida (State of) Mid-Bay Bridge Authority; Series 2008 A, Ref. RB (INS–AGC)(a)	5.00%	10/01/27	1,265	1,340,002

Martin (County of) Health Facilities (Martin Memorial Medical Center); Series 2012, RB	5.13%	11/15/32	1,750	1,792,928

Miami-Dade (County of) (Building Better Communities Program); Series 2009 B-1, Unlimited Tax GO Bonds	6.00%	07/01/38	1,000	1,146,780

Miami-Dade (County of) (Miami International Airport);
Series 2003 B, Ref. Aviation RB (INS–NATL)(a)(g)	5.25%	10/01/18	2,155	2,241,803

Series 2003 B, Ref. Aviation RB (INS–NATL)(a)(g)	5.25%	10/01/19	2,270	2,353,513

Miami-Dade (County of) Educational Facilities Authority (University of Miami); Series 2008 A, RB (INS–BHAC)(a)	5.50%	04/01/38	1,500	1,626,645

Miami-Dade (County of) Expressway Authority; Series 2010 A, Ref. Toll System RB (INS–AGM)(a)	5.00%	07/01/35	1,225	1,327,790

Miami-Dade (County of); Series 2010, Water & Sewer System RB (INS–AGM)(a)	5.00%	10/01/39	1,600	1,737,696

Palm Beach (County of) Solid Waste Authority;
Series 2009, Improvement RB (INS–BHAC)(a)	5.50%	10/01/23	1,200	1,482,912

Series 2011, Ref. RB(b)	5.00%	10/01/31	1,125	1,264,838

Port St. Lucie (City of); Series 2009, Ref. Utility System RB (INS–AGC)(a)	5.00%	09/01/29	1,000	1,113,970

Tampa (City of) Sports Authority; Series 2005, Ref. Sales Tax RB (INS–AGM)(a)	5.00%	01/01/26	2,185	2,390,652

				25,015,508

Georgia–4.45%
Atlanta (City of);
Series 1999 A, Water & Wastewater RB (INS–NATL)(a)	5.00%	11/01/29	2,000	2,003,780

Series 2004 C, Airport Passenger Facility Charge & Sub. Lien General RB (INS–AGM)(a)(b)	5.00%	01/01/33	5,000	5,275,800

Series 2010 A, General Airport RB (INS–AGM)(a)	5.00%	01/01/35	1,590	1,726,645

Fulton (County of) Development Authority (Georgia Tech Athletic Association); Series 2012, Ref. RB	5.00%	10/01/42	510	544,792

Metropolitan Atlanta Rapid Transit Authority; Series 2007 B, Ref. Third Indenture Sales Tax RB (INS–AGM)(a)	5.00%	07/01/34	1,110	1,196,835

Private Colleges & Universities Authority (Mercer University);
Series 2012 A, RB	5.25%	10/01/27	780	836,425

Series 2012 A, RB	5.00%	10/01/32	430	440,514

				12,024,791

Hawaii–3.88%
Honolulu (City & County of);
Series 2003 A, Unlimited Tax GO Bonds(c)(f)	5.25%	03/01/13	4,295	4,512,843

Series 2003 A, Unlimited Tax GO Bonds(c)(f)	5.25%	03/01/13	4,295	4,512,842

Series 2003 A, Unlimited Tax GO Bonds (INS–NATL)(a)	5.25%	03/01/25	705	734,941

Series 2003 A, Unlimited Tax GO Bonds (INS–NATL)(a)	5.25%	03/01/26	705	734,941

				10,495,567

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

10        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Idaho–1.60%
Idaho (State of) Health Facilities Authority (St. Luke’s Regional Medical Center); Series 2010, RB (INS–AGM)(a)	5.00%	07/01/35	$1,775	$1,916,042

Idaho (State of) Housing & Finance Association (Federal Highway Trust Fund); Series 2008 A, Grant & RAB (INS–AGC)(a)	5.25%	07/15/25	2,065	2,415,451

				4,331,493

Illinois–15.88%
Chicago (City of) (O’Hare International Airport);
Series 2003 B-2, Third Lien General Airport RB (INS–AGM)(a)(g)	5.75%	01/01/23	2,000	2,108,820

Series 2005 A, Third Lien General Airport RB (INS–NATL)(a)	5.25%	01/01/25	3,000	3,250,290

Chicago (City of) Transit Authority (FTA Section 5309 Fixed Guideway Modernization Formula Funds); Series 2008, Capital Grant Receipts RB (INS–AGC)(a)	5.25%	06/01/26	1,370	1,495,053

Chicago (City of) Transit Authority; Series 2011, Sales Tax Receipts RB(b)	5.25%	12/01/36	1,620	1,806,397

Chicago (City of);
Series 2001 A, Ref. Project Unlimited Tax GO Bonds (INS–NATL)(a)	5.56%	01/01/21	2,000	2,279,120

Series 2001 A, Ref. Project Unlimited Tax GO Bonds (INS–NATL)(a)	5.58%	01/01/22	2,000	2,280,580

Series 2007 A, Ref. Project Unlimited Tax GO Bonds (INS–AGM)(a)(b)(i)	5.00%	01/01/37	6,070	6,297,807

Series 2008, Ref. Second Lien Water RB (INS–AGM)(a)	5.00%	11/01/27	940	1,029,479

DeKalb County Community Unit School District No. 428;
Series 2008, Unlimited Tax GO Bonds (INS–AGM)(a)	5.00%	01/01/27	670	738,802

Series 2008, Unlimited Tax GO Bonds (INS–AGM)(a)	5.00%	01/01/28	305	334,780

Illinois (State of) (Illinois Fund for Infrastructure, Roads, Schools & Transit); Series 2001, Unlimited Tax GO Bonds (INS–NATL)(a)(b)	5.38%	04/01/15	10,000	11,176,500

Illinois (State of) Finance Authority (Northwestern Memorial Hospital); Series 2009 B, RB	5.75%	08/15/30	1,635	1,878,746

Illinois (State of) Finance Authority (Swedish Covenant Hospital); Series 2010 A, Ref. RB	5.75%	08/15/29	1,300	1,433,744

Railsplitter Tobacco Settlement Authority; Series 2010, RB	5.50%	06/01/23	1,480	1,707,787

Regional Transportation Authority; Series 1999, Ref. RB (INS–AGM)(a)	5.75%	06/01/21	4,000	5,093,120

				42,911,025

Indiana–1.47%
Reid Hospital & Health Care Service Inc.; Series 2005 A, VRD Hospital Authority RB (INS–AGM)(a)(h)	0.13%	01/01/40	3,965	3,965,000

Iowa–4.21%
Iowa (State of);
Series 2001, Vision Special Fund RB (INS–NATL)(a)	5.50%	02/15/19	3,600	4,510,584

Series 2001, Vision Special Fund RB (INS–NATL)(a)	5.50%	02/15/20	2,500	3,145,400

Iowa (State of) (IJOBS Program);
Series 2009 A, Special Obligation RB(b)(i)	5.00%	06/01/25	1,810	2,141,158

Series 2009 A, Special Obligation RB(b)(i)	5.00%	06/01/26	1,355	1,593,290

				11,390,432

Kansas–0.71%
Kansas (State of) Development Finance Authority (Adventist Health System/Sunbelt Obligated Group); Series 2009 C, Hospital RB	5.50%	11/15/29	615	710,725

Wyandotte (County of) & Kansas City (City of) Unified Government; Series 2009 A, Utility System Improvement RB (INS–BHAC)(a)	5.25%	09/01/34	1,060	1,195,054

				1,905,779

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

11        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Kentucky–1.95%
Kentucky (Commonwealth of) State Property & Buildings Commission (No. 93); Series 2009, Ref. RB (INS–AGC)(a)	5.25%	02/01/28	$1,640	$1,866,320

Kentucky (State of) Turnpike Authority (Revitalization); Series 2012 A, Economic Development Road RB	5.00%	07/01/31	2,035	2,379,607

Louisville (City of) & Jefferson (County of) Visitors & Convention Commission (International Convention Center); Series 2004 B, Ref. VRD Dedicated Tax RB (INS–AGM)(a)(h)	0.13%	03/17/12	1,030	1,030,000

				5,275,927

Louisiana–0.66%
Lafayette (City of) Public Trust Financing Authority (Ragin’ Cajun Facilities, Inc.- Housing & Parking); Series 2010, RB (INS–AGM)(a)	5.50%	10/01/35	1,600	1,784,640

Maryland–0.95%
Maryland Economic Development Corp. (Maryland Aviation Administration Facilities); Series 2003, Lease RB (INS–AGM)(a)(g)	5.38%	06/01/22	2,500	2,570,250

Massachusetts–4.82%
Massachusetts (State of) Development Finance Agency (Harvard University); Series 2009 A, RB(b)	5.50%	11/15/36	6,460	7,879,068

Massachusetts (State of) Development Finance Agency (Massachusetts Institute of Technology); Series 2009 O, RB(b)	5.50%	07/01/36	2,090	2,522,985

Massachusetts (State of) Water Resources Authority; Series 2007 B, Ref. General RB (INS–AGM)(a)	5.25%	08/01/31	2,000	2,622,140

				13,024,193

Michigan–1.42%
Detroit (City of); Series 2006 C, Ref. Second Lien Water Supply System RB (INS–AGM)(a)	5.00%	07/01/26	1,200	1,273,068

Wayne State University Board of Governors; Series 2008, Ref. General RB (INS–AGM)(a)	5.00%	11/15/29	1,190	1,301,467

Western Michigan University Board of Trustees; Series 2008, General RB (INS–AGM)(a)	5.00%	11/15/23	1,125	1,271,655

				3,846,190

Minnesota–3.49%
Minneapolis & St. Paul (Cities of) Housing & Redevelopment Authority (Children’s Hospitals & Clinics);
Series 2004 B, VRD Health Care Facilities RB (INS–AGM)(a)(h)	0.15%	03/17/12	3,925	3,925,000

Series 2007 A, VRD Health Care Facilities RB (INS–AGM)(a)(h)	0.17%	03/17/12	400	400,000

Minneapolis (City of) & St. Paul (City of) Housing & Redevelopment Authority (Allina Health System); Series 2009 B-1, VRD Health Care System RB (LOC–JPMorgan Chase Bank, N.A.)(h)(j)	0.13%	03/17/12	1,000	1,000,000

Minneapolis (City of) (Fairview Health Services); Series 2005 D, Health Care System RB (INS–AMBAC)(a)	5.00%	11/15/34	4,000	4,101,040

				9,426,040

Missouri–1.28%
Kansas City (City of) Industrial Development Authority (Downtown Redevelopment District);
Series 2011 A, Ref. RB	5.50%	09/01/24	295	355,466

Series 2011 A, Ref. RB	5.50%	09/01/25	515	615,245

Series 2011 A, Ref. RB	5.50%	09/01/27	350	410,672

Missouri (State of) Joint Municipal Electric Utility Commission (Plum Point); Series 2006, Power Project RB (INS–NATL)(a)	5.00%	01/01/25	2,000	2,086,700

				3,468,083

Montana–0.30%
Montana (State of) Facility Finance Authority (Benefis Health System Obligated Group); Series 2011 A, Hospital RB (INS–AGC)(a)	5.75%	01/01/31	715	820,248

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

12        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Nevada–5.17%
Clark (County of); Series 1992 B, Limited Tax GO Bonds (INS–AMBAC)(a)	6.50%	06/01/17	$4,000	$5,035,360

Nevada (State of); Series 2008 C, Capital Improvement & Cultural Affairs Limited Tax GO Bonds (INS–AGM)(a)(b)	5.00%	06/01/26	8,000	8,938,960

				13,974,320

New Jersey–3.16%
New Jersey (State of) Economic Development Authority (Provident Group-Montclair Properties LLC-Montclair State University Student Housing); Series 2010 A, RB	5.88%	06/01/42	710	764,968

New Jersey (State of) Economic Development Authority; Subseries 2005 N-1, Ref. School Facilities Construction RB (INS–AMBAC)(a)(e)	5.50%	09/01/24	1,195	1,500,621

New Jersey (State of) Educational Facilities Authority (Rowan University); Series 2008 B, Ref. RB (INS–AGC)(a)	5.00%	07/01/26	510	568,619

New Jersey (State of) Transportation Trust Fund Authority; Series 2006 C, Transportation System CAB RB (INS–AGC)(a)(e)	0.00%	12/15/26	5,860	3,093,553

New Jersey (State of) Turnpike Authority; Series 2003 A, RB (INS–AMBAC)(a)	5.00%	01/01/30	2,500	2,616,025

				8,543,786

New Mexico–0.57%
Albuquerque (City of); Series 2004 A, Ref. Gross Receipts & Lodgers’ Tax RB (INS–AGM)(a)	5.00%	07/01/37	1,500	1,544,415

New York–13.19%
Long Island Power Authority; Series 2011 A, Electric System General RB (INS–AGM)(a)	5.00%	05/01/36	1,775	1,934,981

Metropolitan Transportation Authority;
Series 2002 A, Ref. RB (INS–AMBAC)(a)	5.50%	11/15/17	9,000	9,324,900

Series 2002 A, Ref. RB (INS–NATL)(a)	5.00%	11/15/25	2,000	2,055,840

Series 2002 B, Service Contract RB (INS–NATL)(a)	5.50%	07/01/20	6,805	6,908,300

Series 2010 D, RB	5.00%	11/15/34	1,100	1,202,597

New York (City of); Series 2012 F, Ref. Unlimited Tax GO Bonds	5.00%	08/01/31	560	648,458

New York (State of) Dormitory Authority (City of New York);
Series 2005 A, Court Facilities Lease RB (INS–AMBAC)(a)	5.50%	05/15/28	1,000	1,262,160

Series 2005 A, Court Facilities Lease RB (INS–AMBAC)(a)	5.50%	05/15/29	940	1,189,184

New York (State of) Dormitory Authority (Montefiore Medical Center); Series 2004, Hospital RB (INS–NATL)(a)	5.00%	08/01/29	2,000	2,179,280

New York (State of) Energy Research & Development Authority (Brooklyn Union Gas Co.); Series 1996, Gas Facilities RB (INS–NATL)(a)	5.50%	01/01/21	5,000	5,018,400

New York (State of) Thruway Authority (Transportation); Series 2009 A, Personal Income Tax RB	5.00%	03/15/25	1,725	2,030,584

New York (State of) Thruway Authority; Series 2011 A-1, Second General Highway & Bridge Trust Fund RB(b)	5.00%	04/01/29	1,620	1,887,673

				35,642,357

Ohio–1.21%
Cleveland (City of);
Series 2008 B-1, Public Power System CAB RB (INS–NATL)(a)(e)	0.00%	11/15/28	2,125	999,494

Series 2008 B-1, Public Power System CAB RB (INS–NATL)(a)(e)	0.00%	11/15/38	2,800	717,136

Ohio (State of) Higher Educational Facility Commission (Summa Health System); Series 2010, Hospital Facilities RB	5.75%	11/15/35	700	757,218

Ohio (State of) Water Development Authority (FirstEnergy Nuclear Generation Corp.); Series 2009 A, Ref. PCR(c)(d)	5.88%	06/01/16	700	797,335

				3,271,183

Oklahoma–0.44%
Oklahoma (State of) Development Finance Authority (Obligated Group consisting of INTEGRIS Baptist Medical Center, Inc., INTEGRIS South Oklahoma City Hospital Corp. & INTEGRIS Rural Health, Inc.); Series 2007 A-3, Ref. VRD Health System RB (INS–AGC)(a)(h)	0.13%	03/17/12	1,175	1,175,000

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

13        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Oregon–0.67%
Oregon (State of) Department of Administrative Services; Series 2005 B, COP (INS–NATL)(a)	5.00%	11/01/24	$1,685	$1,822,193

Pennsylvania–3.58%
Delaware (County of) Industrial Development Authority (Aqua Pennsylvania, Inc.); Series 2005 A, Water Facilities RB (INS–NATL)(a)(g)	5.00%	11/01/37	1,500	1,547,310

Pennsylvania (State of) Economic Development Financing Authority (Waste Management, Inc.); Series 2004 A, Solid Waste Disposal RB(c)(d)	3.70%	05/01/15	1,400	1,469,552

Pennsylvania (State of) Turnpike Commission; Series 2004 A, RB (INS–AMBAC)(a)	5.00%	12/01/34	4,000	4,362,360

Philadelphia (City of) Industrial Development Authority (NewCourtland Elder Services); Series 2003, VRD RB (LOC–PNC Bank, N.A.)(h)(j)	0.12%	03/17/12	335	335,000

Philadelphia (City of); Series 2009 B, Limited Tax GO Bonds (INS–AGC)(a)	7.13%	07/15/38	720	827,093

Philadelphia School District; Series 2008 E, Limited Tax GO Bonds (INS–BHAC)(a)	5.13%	09/01/23	1,000	1,139,630

				9,680,945

Puerto Rico–1.35%
Puerto Rico (Commonwealth of) Aqueduct & Sewer Authority;
Series 2012 A, Sr. Lien RB	5.00%	07/01/33	810	811,628

Series 2012 A, Sr. Lien RB	5.25%	07/01/42	560	560,801

Series 2012 A, Sr. Lien RB	6.00%	07/01/47	450	485,384

Puerto Rico Sales Tax Financing Corp.; First Subseries 2010 C, RB	5.25%	08/01/41	1,650	1,777,231

				3,635,044

South Carolina–2.32%
Piedmont Municipal Power Agency; Series 2011 C, Ref. Electric RB (INS–AGC)(a)	5.75%	01/01/34	2,645	3,082,219

South Carolina (State of) Medical University Hospital Authority; Series 2004 A, Ref. FHA Insured Mortgage Hospital Facilities RB (INS–NATL)(a)	5.25%	02/15/25	1,000	1,085,480

South Carolina (State of) Public Service Authority; Series 2003 A, Ref. RB (INS–AMBAC)(a)(b)	5.00%	01/01/22	2,000	2,111,200

				6,278,899

Tennessee–0.38%
Memphis Center City Revenue Finance Corp. (Pyramid & Pinch District Redevelopment); Series 2011 B, Sub. RB (INS–AGM)(a)	5.25%	11/01/30	885	1,019,343

Texas–10.66%
Capital Area Cultural Education Facilities Finance Corp. (The Roman Catholic Diocese of Austin); Series 2005 B, RB	6.13%	04/01/45	700	757,638

Friendswood Independent School District; Series 2008, Schoolhouse Unlimited Tax GO Bonds (CEP–Texas Permanent School Fund)	5.00%	02/15/27	800	906,520

Harris (County of) Metropolitan Transit Authority; Series 2011 A, Sales & Use Tax RB	5.00%	11/01/36	3,305	3,730,354

Harris County Health Facilities Development Corp. (Texas Medical Center Central Heating and Cooling Services Corp.); Series 2008, Thermal Utility RB (INS–AGC)(a)	5.00%	11/15/27	1,840	2,032,427

Houston (City of) Convention & Entertainment Facilities Department; Series 2001 B, Hotel Occupancy Tax & Special CAB RB (INS–AGM)(a)(e)	0.00%	09/01/27	3,615	1,776,447

Houston (City of); Series 2004 A, Ref. First Lien Combined Utility System RB (INS–NATL)(a)	5.25%	05/15/23	4,465	4,891,586

Houston Community College System;
Series 2008, Sr. Lien Student Fee RB (INS–AGM)(a)	5.00%	04/15/26	1,000	1,121,980

Series 2008, Sr. Lien Student Fee RB (INS–AGM)(a)	4.50%	04/15/27	225	242,867

North Texas Tollway Authority;
Series 2008 D, Ref. First Tier System CAB RB (INS–AGC)(a)(e)	0.00%	01/01/28	6,700	3,267,724

Series 2008 D, Ref. First Tier System CAB RB (INS–AGC)(a)(e)	0.00%	01/01/31	1,455	594,819

San Antonio (City of); Series 2002 A, Water System RB(c)(f)	5.00%	05/15/12	2,000	2,020,500

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

14        Invesco Value Municipal Trust

			Principal
	Interest	Maturity	Amount
	Rate	Date	(000)	Value

Texas–(continued)

San Jacinto River Authority (Groundwater Reduction Plan Division);
Series 2011, Special Project RB (INS–AGM)(a)	5.00%	10/01/32	$810	$888,359

Series 2011, Special Project RB (INS–AGM)(a)	5.00%	10/01/37	885	957,747

Texas (State of) Turnpike Authority (Central Texas Turnpike System); Series 2002, First Tier CAB RB (INS–BHAC)(a)(e)	0.00%	08/15/27	5,735	2,955,016

Victoria Independent School District;
Series 2008, School Building Unlimited Tax GO Bonds (CEP–Texas Permanent School Fund)	5.00%	02/15/24	410	473,038

Series 2008, School Building Unlimited Tax GO Bonds (CEP–Texas Permanent School Fund)	5.00%	02/15/25	815	935,938

Waco Educational Finance Corp. (Baylor University); Series 2012, RB	5.00%	03/01/43	1,125	1,259,854

				28,812,814

Utah–1.51%
Utah (State of) Transit Authority; Series 2008 A, Sales Tax RB (INS–AGM)(a)(b)	5.00%	06/15/36	3,690	4,075,753

Virginia–1.46%
Roanoke (City of) Economic Development Authority (Carilion Clinic Obligated Group); Series 2010, Ref. Hospital RB	5.00%	07/01/33	975	1,037,458

Roanoke (City of) Industrial Development Authority (Carilion Health System Obligated Group);
Series 2005 A-1, VRD Hospital RB (INS–AGM)(a)(h)	0.12%	03/17/12	2,000	2,000,000

Series 2005 B, Hospital RB (INS–AGM)(a)	5.00%	07/01/38	850	910,036

				3,947,494

Washington–4.38%
Cowlitz (County of) Public Utility District No. 1; Series 2006, Production System RB (INS–NATL)(a)	5.00%	09/01/31	3,000	3,172,590

Seattle (Port of); Series 2012 A, Ref. Intermediate Lien RB	5.00%	08/01/32	850	968,889

Washington (State of);
Series 2010 A, Various Purpose Unlimited Tax GO Bonds(b)	5.00%	08/01/29	3,170	3,756,830

Series 2010 A, Various Purpose Unlimited Tax GO Bonds(b)	5.00%	08/01/30	3,335	3,924,962

				11,823,271

West Virginia–0.56%
West Virginia (State of) Economic Development Authority (Appalachian Power Co.–Amos); Series 2010 A, Ref. Solid Waste Disposal Facilities RB(d)	5.38%	12/01/38	1,400	1,507,156

Wisconsin–0.84%
Wisconsin (State of); Series 2009 A, General Fund Annual Appropriation RB	5.63%	05/01/28	1,900	2,263,508

TOTAL INVESTMENTS(k)–146.86% (Cost $365,683,304)				396,913,641

FLOATING RATE NOTE OBLIGATIONS–(24.24%)
Notes with interest rates ranging from 0.13% to 0.66% at 02/29/12 and contractual maturities of collateral ranging from 04/01/15 to 10/01/41 (See Note 1J)(l)				(65,525,000)

OTHER ASSETS LESS LIABILITIES–(1.91%)				(5,167,024)

PREFERRED SHARES–(20.70%)				(55,950,000)

NET ASSETS APPLICABLE TO COMMON SHARES–100.00%				$270,271,617

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

15        Invesco Value Municipal Trust

Investment Abbreviations:

AGC	– Assured Guaranty Corp.
AGM	– Assured Guaranty Municipal Corp.
AMBAC	– American Municipal Bond Assurance Corp.
BHAC	– Berkshire Hathaway Assurance Corp.
CAB	– Capital Appreciation Bonds
CEP	– Credit Enhancement Provider
COP	– Certificates of Participation
FHA	– Federal Housing Administration
FTA	– Federal Transit Administration
GO	– General Obligation
INS	– Insurer
Jr.	– Junior
LOC	– Letter of Credit
NATL	– National Public Finance Guarantee Corp.
PCR	– Pollution Control Revenue Bonds
RAB	– Revenue Anticipation Bonds
RB	– Revenue Bonds
Ref.	– Refunding
Sec.	– Secured
SGI	– Syncora Guarantee, Inc.
Sr.	– Senior
Sub.	– Subordinated
VRD	– Variable Rate Demand

Notes to Schedule of Investments:

(a)	Principal and/or interest payments are secured by the bond insurance company listed.
(b)	Underlying security related to Dealer Trusts entered into by the Trust. See Note 1J.
(c)	Security has an irrevocable call by the issuer or mandatory put by the holder. Maturity date reflects such call or put.
(d)	Interest or dividend rate is redetermined periodically. Rate shown is the rate in effect on February 29, 2012.
(e)	Zero coupon bond issued at a discount.
(f)	Advance refunded; secured by an escrow fund of U.S. Government obligations or other highly rated collateral.
(g)	Security subject to the alternative minimum tax.
(h)	Demand security payable upon demand by the Trust at specified time intervals no greater than thirteen months. Interest rate is redetermined periodically. Rate shown is the rate in effect on February 29, 2012.
(i)	Security is subject to a shortfall agreement which may require the Trust to pay amounts to a counterparty in the event of a significant decline in the market value of the security underlying the Dealer Trusts. In case of a shortfall, the maximum potential amount of payments the Fund could ultimately be required to make under the agreement is $6,175,000. However, such shortfall payment would be reduced by the proceeds from the sale of the security underlying the Dealer Trusts.
(j)	Principal and interest payments are fully enhanced by a letter of credit from the bank listed or a predecessor bank, branch or subsidiary.
(k)	This table provides a listing of those entities that have either issued, guaranteed, backed or otherwise enhanced the credit quality of more than 5% of the securities held in the portfolio. In instances where the entity has guaranteed, backed or otherwise enhanced the credit quality of a security, it is not primarily responsible for the issuer’s obligations but may be called upon to satisfy the issuer’s obligations.

Entities	Percentage

Assured Guaranty Municipal Corp.	28.2%

National Public Finance Guarantee Corp.	25.4

American Municipal Bond Assurance Corp.	8.6

Assured Guaranty Corp.	7.3

(l)	Floating rate note obligations related to securities held. The interest rates shown reflect the rates in effect at February 29, 2012. At February 29, 2012, the Trust’s investments with a value of $115,655,899 are held by Dealer Trusts and serve as collateral for the $65,525,000 in the floating rate note obligations outstanding at that date.

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

16        Invesco Value Municipal Trust

Statement of Assets and Liabilities

February 29, 2012

Assets:
Investments, at value (Cost $365,683,304)	$396,913,641

Interest receivable	4,210,733

Investment for trustee deferred compensation and retirement plans	6,997

Total assets	401,131,371

Liabilities:
Floating rate note obligations	65,525,000

Payable for:
Investments purchased	6,241,025

Amount due custodian	2,972,360

Dividends declared on preferred shares	723

Accrued other operating expenses	93,531

Trustee deferred compensation and retirement plans	77,115

Total liabilities	74,909,754

Preferred shares ($0.01 par value, authorized 1,000,000 shares, 1,119 issued with liquidation preference of $50,000 per share)	55,950,000

Net assets applicable to common shares	$270,271,617

Net assets applicable to common shares consist of:
Shares of beneficial interest — common shares	$242,910,948

Undistributed net investment income	2,915,446

Undistributed net realized gain (loss)	(6,785,114)

Unrealized appreciation	31,230,337

$270,271,617

Shares outstanding, $0.01 par value per share, with an unlimited number of shares authorized:
Common shares outstanding	17,484,372

Net asset value per common share	$15.46

Market value per common share	$15.46

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

17        Invesco Value Municipal Trust

Statement of Operations

For the year ended February 29, 2012

Investment income:
Interest	$16,484,843

Expenses:
Advisory fees	998,842

Administrative services fees	77,633

Custodian fees	16,390

Interest, facilities and maintenance fees	604,102

Transfer agent fees	12,826

Trustees’ and officers’ fees and benefits	39,797

Other	136,729

Total expenses	1,886,319

Net investment income	14,598,524

Realized and unrealized gain (loss) from:
Net realized gain (loss) from investment securities	(546,108)

Change in net unrealized appreciation of investment securities	37,833,372

Net realized and unrealized gain	37,287,264

Net increase in net assets resulting from operations	51,885,788

Distributions to preferred shareholders from net investment income	(74,834)

Net increase in net assets resulting from operations applicable to common shares	$51,810,954

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

18        Invesco Value Municipal Trust

Statement of Changes in Net Assets

For the year ended February 29, 2012, the period November 1, 2010 to February 28, 2011 and the year ended October 31, 2010

		Four months
	Year ended	ended	Year ended
	February 29,	February 28,	October 31,
	2012	2011	2010

Operations:
Net investment income	$14,598,524	$4,917,728	$15,906,854

Net realized gain (loss)	(546,108)	48,795	776,270

Change in net unrealized appreciation (depreciation)	37,833,372	(22,295,733)	8,898,709

Net increase (decrease) in net assets resulting from operations	51,885,788	(17,329,210)	25,581,833

Distributions to preferred shareholders from net investment income	(74,834)	(48,421)	(137,522)

Net increase in net assets from operations applicable to common shares	51,810,954	(17,377,631)	25,444,311

Distributions to shareholders from net investment income	(15,517,380)	(5,070,468)	(15,211,404)

Net increase (decrease) in net assets	36,293,574	(22,448,099)	10,232,907

Net assets applicable to common shares:
Beginning of period	233,978,043	256,426,142	246,193,235

End of period (includes undistributed net investment income of $2,915,446, $3,909,848 and $4,139,239, respectively)	$270,271,617	$233,978,043	$256,426,142

See accompanying Notes to Financial Statements which are an integral part of the financial statements.

19        Invesco Value Municipal Trust

Statement of Cash Flows

For the year ended February 29, 2012

Cash provided by operating activities:
Net increase in net assets from operations (including preferred shares distributions)	$51,810,954

Adjustments to reconcile change in net assets applicable to common shares from operations to net cash provided by operating activities
Net realized loss on investment securities	546,108

Net change in unrealized appreciation on investments	(37,833,372)

Amortization of premium and accretion of discount	44,222

Cost of purchases of investments	(58,384,236)

Proceeds from sales of investments	64,813,661

Net purchase of short-term investments	(9,830,000)

Decrease in interest receivables and other assets	81,984

Increase in accrued expenses and other payables	20,949

Net cash provided by operating activities	11,270,270

Cash flows provided by (used in) financing activities:
Proceeds from redemptions of preferred shares	(9,100,000)

Dividends paid to common shareholders from net investment income	(15,517,235)

Increase in payable for amount due to custodian	1,781,965

Proceeds from floating rate note obligations	11,565,000

Net cash provided by (used in) financing activities	(11,270,270)

Net increase in cash	—

Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, facilities and maintenance fees	$600,979

Notes to Financial Statements

February 29, 2012

NOTE 1—Significant Accounting Policies

Invesco Value Municipal Trust, formerly Invesco Insured Municipal Trust (the “Trust”), a Massachusetts business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end series management investment company.
  The Trust’s investment objective is to provide current income which is exempt from federal income tax.
  The following is a summary of the significant accounting policies followed by the Trust in the preparation of its financial statements.

A.	Security Valuations — Securities, including restricted securities, are valued according to the following policy.
Securities are fair valued using an evaluated quote provided by an independent pricing service approved by the Board of Trustees. Evaluated quotes provided by the pricing service may be determined without exclusive reliance on quoted prices and may reflect appropriate factors such as institution-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, individual trading characteristics and other market data. Securities with a demand feature exercisable within one to seven days are valued at par. Debt securities are subject to interest rate and credit risks. In addition, all debt securities involve some risk of default with respect to interest and principal payments.
Securities for which market quotations either are not readily available or are unreliable are valued at fair value as determined in good faith by or under the supervision of the Trust’s officers following procedures approved by the Board of Trustees. Some of the factors which may be considered in determining fair value are fundamental analytical data relating to the investment; the nature and duration of any restrictions on transferability or disposition; trading in similar securities by the same issuer or comparable companies; relevant political, economic or issuer specific news; and other relevant factors under the circumstances.
Valuations change in response to many factors including the historical and prospective earnings of the issuer, the value of the issuer’s assets, general economic conditions, interest rates, investor perceptions and market liquidity. Because of the inherent uncertainties of valuation, the values reflected in the financial statements may materially differ from the value received upon actual sale of those investments.

20        Invesco Value Municipal Trust

B.	Securities Transactions and Investment Income — Securities transactions are accounted for on a trade date basis. Realized gains or losses on sales are computed on the basis of specific identification of the securities sold. Interest income is recorded on the accrual basis from settlement date. Dividend income (net of withholding tax, if any) is recorded on the ex-dividend date. Bond premiums and discounts are amortized and/or accreted for financial reporting purposes.
The Trust may periodically participate in litigation related to Trust investments. As such, the Trust may receive proceeds from litigation settlements. Any proceeds received are included in the Statement of Operations as realized gain (loss) for investments no longer held and as unrealized gain (loss) for investments still held.
Brokerage commissions and mark ups are considered transaction costs and are recorded as an increase to the cost basis of securities purchased and/or a reduction of proceeds on a sale of securities. Such transaction costs are included in the determination of net realized and unrealized gain (loss) from investment securities reported in the Statement of Operations and the Statement of Changes in Net Assets and the net realized and unrealized gains (losses) on securities per share in the Financial Highlights. Transaction costs are included in the calculation of the Trust’s net asset value and, accordingly, they reduce the Trust’s total returns. These transaction costs are not considered operating expenses and are not reflected in net investment income reported in the Statement of Operations and Statement of Changes in Net Assets, or the net investment income per share and ratios of expenses and net investment income reported in the Financial Highlights, nor are they limited by any expense limitation arrangements between the Trust and the investment adviser.
C.	Country Determination — For the purposes of making investment selection decisions and presentation in the Schedule of Investments, the investment adviser may determine the country in which an issuer is located and/or credit risk exposure based on various factors. These factors include the laws of the country under which the issuer is organized, where the issuer maintains a principal office, the country in which the issuer derives 50% or more of its total revenues and the country that has the primary market for the issuer’s securities, as well as other criteria. Among the other criteria that may be evaluated for making this determination are the country in which the issuer maintains 50% or more of its assets, the type of security, financial guarantees and enhancements, the nature of the collateral and the sponsor organization. Country of issuer and/or credit risk exposure has been determined to be the United States of America, unless otherwise noted.
D.	Distributions — The Trust declares and pays monthly dividends from net investment income to common shareholders. Distributions from net realized capital gain, if any, are generally paid annually and are distributed on a pro rata basis to common and preferred shareholders. The Trust may elect to treat a portion of the proceeds from redemptions as distributions for federal income tax purposes.
E.	Federal Income Taxes — The Trust intends to comply with the requirements of Subchapter M of the Internal Revenue Code necessary to qualify as a regulated investment company and to distribute substantially all of the Trust’s taxable earnings to shareholders. As such, the Trust will not be subject to federal income taxes on otherwise taxable income (including net realized capital gain) that is distributed to shareholders. Therefore, no provision for federal income taxes is recorded in the financial statements.
In addition, the Trust intends to invest in such municipal securities to allow it to qualify to pay shareholders “exempt dividends”, as defined in the Internal Revenue Code.
The Trust files tax returns in the U.S. Federal jurisdiction and certain other jurisdictions. Generally, the Trust is subject to examinations by such taxing authorities for up to three years after the filing of the return for the tax period.
F.	Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period including estimates and assumptions related to taxation. Actual results could differ from those estimates by a significant amount. In addition, the Trust monitors for material events or transactions that may occur or become known after the period-end date and before the date the financial statements are released to print.
G.	Indemnifications — Under the Trust’s organizational documents, each Trustee, officer, employee or other agent of the Trust is indemnified against certain liabilities that may arise out of performance of their duties to the Trust. Additionally, in the normal course of business, the Trust enters into contracts, including the Trust’s servicing agreements that contain a variety of indemnification clauses. The Trust’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Trust that have not yet occurred. The risk of material loss as a result of such indemnification claims is considered remote.
H.	Interest, Facilities and Maintenance Fees — Interest, Facilities and Maintenance Fees include interest and related borrowing costs such as commitment fees and other expenses associated with lines of credit and interest and administrative expenses related to establishing and maintaining Auction Rate Preferred Shares and floating rate note obligations, if any.
I.	Cash and Cash Equivalents — For the purposes of the Statement of Cash Flows the Trust defines Cash and Cash Equivalents as cash (including foreign currency), money market funds and other investments held in lieu of cash and excludes investments made with cash collateral received.
J.	Floating Rate Note Obligations — The Trust invests in inverse floating rate securities, such as Residual Interest Bonds (“RIBs”) or Tender Option Bonds (“TOBs”) for investment purposes and to enhance the yield of the Trust. Inverse floating rate investments tend to underperform the market for fixed rate bonds in a rising interest rate environment, but tend to outperform the market for fixed rate bonds when interest rates decline or remain relatively stable. Such transactions may be purchased in the secondary market without first owning the underlying bond or by the sale of fixed rate bonds by the Trust to special purpose trusts established by a broker dealer (“Dealer Trusts”) in exchange for cash and residual interests in the Dealer Trusts’ assets and cash flows, which are in the form of inverse floating rate securities. The Dealer Trusts finance the purchases of the fixed rate bonds by issuing floating rate notes to third parties and allowing the Trust to retain residual interest in the bonds. The floating rate notes issued by the Dealer Trusts have interest rates that reset weekly and the floating rate note holders have the option to tender their notes to the Dealer Trusts for redemption at par at each reset date. The residual interests held by the Trust (inverse floating rate investments) include the right of the Trust (1) to cause the holders of the floating rate notes to tender their notes at par at the next interest rate reset date, and (2) to transfer the municipal bond from the Dealer Trusts to the Trust, thereby collapsing the Dealer Trusts.

21        Invesco Value Municipal Trust

TOBs are presently classified as private placement securities. Private placement securities are subject to restrictions on resale because they have not been registered under the Securities Act of 1933, as amended or are otherwise not readily marketable. As a result of the absence of a public trading market for these securities, they may be less liquid than publicly traded securities. Although these securities may be resold in privately negotiated transactions, the prices realized from these sales could be less than those originally paid by the Trust or less than what may be considered the fair value of such securities.
The Trust accounts for the transfer of bonds to the Dealer Trusts as secured borrowings, with the securities transferred remaining in the Trust’s investment assets, and the related floating rate notes reflected as Trust liabilities under the caption Floating rate note obligations on the Statement of Assets and Liabilities. The Trust records the interest income from the fixed rate bonds under the caption Interest and records the expenses related to floating rate obligations and any administrative expenses of the Dealer Trusts as a component of Interest, facilities and maintenance fees on the Statement of Operations.
The Trust generally invests in inverse floating rate securities that include embedded leverage, thus exposing the Trust to greater risks and increased costs. The primary risks associated with inverse floating rate securities are varying degrees of liquidity and the changes in the value of such securities in response to changes in market rates of interest to a greater extent than the value of an equal principal amount of a fixed rate security having similar credit quality, redemption provisions and maturity which may cause the Trust’s net asset value to be more volatile than if it had not invested in inverse floating rate securities. In certain instances, the short-term floating rate interests created by the special purpose trust may not be able to be sold to third parties or, in the case of holders tendering (or putting) such interests for repayment of principal, may not be able to be remarketed to third parties. In such cases, the special purpose trust holding the long-term fixed rate bonds may be collapsed. In the case of RIBs or TOBs created by the contribution of long-term fixed income bonds by the Trust, the Trust will then be required to repay the principal amount of the tendered securities. During times of market volatility, illiquidity or uncertainty, the Trust could be required to sell other portfolio holdings at a disadvantageous time to raise cash to meet that obligation.
K.	Other Risks — The value of, payment of interest on, repayment of principal for and the ability to sell a municipal security may be affected by constitutional amendments, legislative enactments, executive orders, administrative regulations, voter initiatives and the economics of the regions in which the issuers are located.
Since many municipal securities are issued to finance similar projects, especially those relating to education, health care, transportation and utilities, conditions in those sectors can affect the overall municipal securities market and a Trust’s investments in municipal securities.
There is some risk that a portion or all of the interest received from certain tax-free municipal securities could become taxable as a result of determinations by the Internal Revenue Service.

NOTE 2—Advisory Fees and Other Fees Paid to Affiliates

The Trust has entered into a master investment advisory agreement with Invesco Advisers, Inc. (the “Adviser” or “Invesco”). Under the terms of the investment advisory agreement, the Trust pays an advisory fee to the Adviser based on the annual rate 0.27% of the Trust’s average weekly managed net assets including current preferred shares and leverage that the Trust entered into to retire preferred shares of the Trust.
  Under the terms of a master sub-advisory agreement between the Adviser and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Australia Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (collectively, the “Affiliated Sub-Advisers”) the Adviser, not the Trust, may pay 40% of the fees paid to the Adviser to any such Affiliated Sub-Adviser(s) that provide(s) discretionary investment management services to the Trust based on the percentage of assets allocated to such Sub-Adviser(s).
  The Adviser has contractually agreed, through at least June 30, 2012, to waive advisory fees and/or reimburse expenses to the extent necessary to limit the Trust’s expenses (excluding certain items discussed below) to 0.66%. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Trust’s expenses to exceed the limit reflected above: (1) interest, facilities and maintenance fees; (2) taxes; (3) dividend expense on short sales; (4) extraordinary or non-routine items, including litigation expenses; and (5) expenses that the Trust has incurred but did not actually pay because of an expense offset arrangement. Unless the Board of Trustees and Invesco mutually agree to amend or continue the fee waiver agreement, it will terminate on June 30, 2012. The Adviser did not waive fees and/or reimburse expenses during this period under this limitation.
  The Trust has entered into a master administrative services agreement with Invesco pursuant to which the Trust has agreed to pay Invesco for certain administrative costs incurred in providing accounting services to the Trust. For the year ended February 29, 2012, expenses incurred under these agreement are shown in the Statement of Operations as administrative services fees.
  Certain officers and trustees of the Trust are officers and directors of Invesco.

NOTE 3—Additional Valuation Information

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, under current market conditions. GAAP establishes a hierarchy that prioritizes the inputs to valuation methods giving the highest priority to readily available unadjusted quoted prices in an active market for identical assets (Level 1) and the lowest priority to significant unobservable inputs (Level 3) generally when market prices are not readily available or are unreliable. Based on the valuation inputs, the securities or other investments are tiered into one of three levels. Changes in valuation methods may result in transfers in or out of an investment’s assigned level:

Level 1 —	Prices are determined using quoted prices in an active market for identical assets.
Level 2 —	Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants may use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk, yield curves, loss severities, default rates, discount rates, volatilities and others.
Level 3 —	Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs

22        Invesco Value Municipal Trust

reflect the Trust’s own assumptions about the factors market participants would use in determining fair value of the securities or instruments and would be based on the best available information.
  The following is a summary of the tiered valuation input levels, as of February 29, 2012. The level assigned to the securities valuations may not be an indication of the risk or liquidity associated with investing in those securities. Because of the inherent uncertainties of valuation, the values reflected in the financial statements may materially differ from the value received upon actual sale of those investments.
  During the year ended February 29, 2012, there were no significant transfers between investment levels.

	Level 1	Level 2	Level 3	Total

Municipal Obligations	$—	$396,913,641	$—	$396,913,641

NOTE 4—Trustees’ and Officers’ Fees and Benefits

“Trustees’ and Officers’ Fees and Benefits” include amounts accrued by the Trust to pay remuneration to certain Trustees and Officers of the Trust. Trustees have the option to defer compensation payable by the Trust, and “Trustees’ and Officers’ Fees and Benefits” also include amounts accrued by the Trust to fund such deferred compensation amounts. Those Trustees who defer compensation have the option to select various Invesco Trusts in which their deferral accounts shall be deemed to be invested. Finally, certain current Trustees are eligible to participate in a retirement plan that provides for benefits to be paid upon retirement to Trustees over a period of time based on the number of years of service. The Trust may have certain former Trustees who also participate in a retirement plan and receive benefits under such plan. “Trustees’ and Officers’ Fees and Benefits” include amounts accrued by the Trust to fund such retirement benefits. Obligations under the deferred compensation and retirement plans represent unsecured claims against the general assets of the Trust.
  During the year ended February 29, 2012, the Trust paid legal fees of $1,258 for services rendered by Kramer, Levin, Naftalis & Frankel LLP as counsel to the Independent Trustees. A partner of that firm is a Trustee of the Trust.

NOTE 5—Cash Balances and Borrowings

The Fund is permitted to temporarily carry a negative or overdrawn balance in its account with State Street Bank and Trust Company, the custodian bank. Such balances, if any at period end, are shown in the Statement of Assets and Liabilities under the payable caption amount due custodian. To compensate the custodian bank for such overdrafts, the overdrawn Fund may either (1) leave funds as a compensating balance in the account so the custodian bank can be compensated by earning the additional interest; or (2) compensate by paying the custodian bank at a rate agreed upon by the custodian bank and Invesco, not to exceed the contractually agreed upon rate.
  Inverse floating rate obligations resulting from the transfer of bonds to Dealer Trusts are accounted for as secured borrowings. The average floating rate notes outstanding and average annual interest and fees related to inverse floating rate note obligations during the year ended February 29, 2012 were $56,036,538 and 0.83%, respectively.

NOTE 6—Distributions to Shareholders and Tax Components of Net Assets

Tax Character of Distributions to Shareholders Paid During the Year Ended February 29, 2012, the period ended November 1, 2010 to February 28, 2011 and the year ended October 31, 2010:

		Four months
	Year ended	ended	Year ended
	February 29,	February 28,	October 31,
	2012	2011	2010

Tax-exempt income	$15,592,214	$5,118,889	$15,348,208

Ordinary income	—	—	718

Total distributions	$15,592,214	$5,118,889	$15,348,926

Tax Components of Net Assets at Period-End:

2012

Undistributed ordinary income	$2,462,826

Net unrealized appreciation — investments	31,403,195

Temporary book/tax differences	(76,377)

Capital loss carryforward	(6,428,975)

Shares of beneficial interest — common shares	242,910,948

Total net assets applicable to common shares	$270,271,617

  The difference between book-basis and tax-basis unrealized appreciation (depreciation) is due to differences in the timing of recognition of gains and losses on investments for tax and book purposes. The Trust’s net unrealized appreciation difference is attributable primarily to book to tax accretion and amortization differences and TOB’s.
  The temporary book/tax differences are a result of timing differences between book and tax recognition of income and/or expenses. The Fund’s temporary book/tax differences are the result of the trustee deferral of compensation and retirement plan benefits.

23        Invesco Value Municipal Trust

  Capital loss carryforward is calculated and reported as of a specific date. Results of transactions and other activity after that date may affect the amount of capital loss carryforward actually available for the Trust to utilize. The Regulated Investment Company Modernization Act of 2010 (the “Act”) eliminated the eight-year carryover period for capital losses that arise in taxable years beginning after its enactment date of December 22, 2010. Consequently, these capital losses can be carried forward for an unlimited period. However, capital losses with an expiration period may not be used to offset capital gains until all net capital losses without an expiration date have been utilized. Additionally, post-enactment capital loss carryovers will retain their character as either short-term or long-term capital losses instead of as short-term capital losses as under prior law. The ability to utilize capital loss carryforward in the future may be limited under the Internal Revenue Code and related regulations based on the results of future transactions.
  The Trust utilized $98,598 of capital loss carryforward in the current period to offset net realized capital gain for federal income tax purposes. The Trust has a capital loss carryforward as of February 29, 2012, which expires as follows:

Capital Loss Carryforward*
Expiration	Short-Term	Long-Term	Total

February 28, 2017	$6,428,975	$—	$6,428,975

*	Capital loss carryforward as of the date listed above is reduced for limitations, if any, to the extent required by the Internal Revenue Code.

NOTE 7—Investment Securities

The aggregate amount of investment securities (other than short-term securities, U.S. Treasury obligations and money market funds, if any) purchased and sold by the Trust during the year ended February 29, 2012 was $51,567,557 and $55,575,693, respectively. Cost of investments on a tax basis includes the adjustments for financial reporting purposes as of the most recently completed Federal income tax reporting period-end.

Unrealized Appreciation (Depreciation) of Investment Securities on a Tax Basis

Aggregate unrealized appreciation of investment securities	$31,978,651

Aggregate unrealized (depreciation) of investment securities	(575,456)

Net unrealized appreciation of investment securities	$31,403,195

Cost of investments for tax purposes is $365,510,446.

NOTE 8—Reclassification of Permanent Differences

Primarily as a result of differing book/tax treatment of taxable income, on February 29, 2012, undistributed net investment income was decreased by $712 and shares of beneficial interest was increased by $712. This reclassification had no effect on the net assets of the Trust.

NOTE 9—Preferred Shares of Beneficial Interest

The Trust has issued Auction Rate Preferred Shares (“preferred shares”) which have a liquidation value of $50,000 per share plus the redemption premium, if any, plus accumulated but unpaid dividends, whether or not declared, thereon to the date of distribution. The Trust may redeem such shares, in whole or in part, at the original purchase price of $50,000 per share plus accumulated but unpaid dividends, whether or not declared, thereon to the date of redemption.
  Historically, the Trust paid annual fees equivalent to 0.25% of the preferred share liquidation value for the remarketing efforts associated with the preferred auction. Effective March 31, 2009, the Trust decreased this amount to 0.15% due to auction failures. In the future, if auctions no longer fail, the Trust may return to an annual fee payment of 0.25% of the preferred share liquidation value. These fees are included as a component of “Interest, facilities and maintenance fees” expense on the Statement of Operations.
  Dividends, which are cumulative, are reset through auction procedures.

		Amount			Range of
Series	Shares†	(000’s omitted)†	Rate†	Reset Date	Dividend Rates††

TH	774	$38,700,000	0.110%	03/02/2012	0.022-0.231%

TU	346	17,250,000	0.055	03/07/2012	0.033-0.198

†	As of February 29, 2012.
††	For the year ended February 29, 2012.
  Subsequent to February 29, 2012 and up through April 5, 2012, the Trust paid dividends to preferred shareholders at rates ranging from 0.055% to 0.363% in the aggregate amount of $7,012.
  The Trust is subject to certain restrictions relating to the preferred shares. Failure to comply with these restrictions could preclude the Trust from declaring any distributions to common shareholders or purchasing common shares and/or could trigger the mandatory redemption of preferred shares at liquidation value.
  Beginning February 14, 2008 and continuing through February 29, 2012, all series of preferred shares of the Trust were not successfully remarketed. As a result, the dividend rates of these preferred shares were reset to the maximum applicable rate.
  The preferred shares, which are entitled to one vote per share, generally vote with the common shares but vote separately as a class to elect two Trustees and on any matters affecting the rights of the preferred shares.
  The preferred shares are not listed on an exchange. Investors in preferred shares may participate in auctions through authorized broker-dealers; however, such broker-dealers are not required to maintain a secondary market in preferred shares, and there can be no assurance that a secondary market will develop, or if it does develop, a secondary market may not provide you with liquidity. When a preferred share auction fails, investors may not be able to sell any or all of their

24        Invesco Value Municipal Trust

preferred shares and because of the nature of the market for preferred shares, investors may receive less than the price paid for their preferred shares if sold outside of the auction.
  The Trust entered into additional floating rate note and dealer trust obligations as an alternative form of leverage in order to redeem a portion of its preferred shares. Transactions in preferred shares were as follows:

	Shares	Value

Outstanding at February 28, 2011	1,301	$65,050,000

Shares redeemed	(182)	(9,100,000)

Outstanding at February 29, 2012	1,119	$55,950,000

NOTE 10—Common Shares of Beneficial Interest

Transactions in common shares of beneficial interest were as follows:

		Four months
	Year ended	ended	Year ended
	February 29,	February 28,	October 31,
	2012	2011	2010

Beginning shares	17,484,372	17,484,372	17,484,372

Shares issued through dividend reinvestment	—	—	—

Ending shares	17,484,372	17,484,372	17,484,372

  The Trustees have approved share repurchases whereby the Trust may, when appropriate, purchase shares in the open market or in privately negotiated transactions at a price not above market value or net asset value, whichever is lower at the time of purchase.

NOTE 11—Dividends

The Trust declared the following dividends to common shareholders from net investment income subsequent to February 29, 2012:

Declaration Date	Amount Per Share	Record Date	Payable Date

March 1, 2012	$0.075	March 14, 2012	March 30, 2012

April 2, 2012	$0.075	April 13, 2012	April 30, 2012

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NOTE 12—Financial Highlights

The following schedule presents financial highlights for a share of the Trust outstanding throughout the periods indicated.

			Four months
	Year ended		ended
	February 29,		February 28,		Year ended October 31,
	2012		2011		2010	2009		2008		2007

Net asset value, beginning of period	$13.38		$14.67		$14.08	$12.42		$14.74		$15.37

Net investment income(a)	0.83		0.28		0.91	0.94		0.95		0.96

Net gains (losses) on securities (both realized and unrealized)	2.14		(1.28)		0.56	1.65		(2.39)		(0.47)

Distributions paid to preferred shareholders from net investment income(a)	(0.00)		(0.00)		(0.01)	(0.04)		(0.22)		(0.28)

Total from investment operations	2.97		(1.00)		1.46	2.55		(1.66)		0.21

Less distributions paid to common shareholders:
Dividends from net investment income	(0.89)		(0.29)		(0.87)	(0.77)		(0.66)		(0.72)

Distributions from net realized gains	—		—		—	(0.12)		(0.02)		(0.14)

Total distributions to common shareholders	(0.89)		(0.29)		(0.87)	(0.89)		(0.68)		(0.86)

Anti-dilutive effect of shares repurchased(a)	—		—		—	—		0.02		0.02

Net asset value, end of period	$15.46		$13.38		$14.67	$14.08		$12.42		$14.74

Market value, end of period	$15.46		$12.95		$15.03	$12.89		$10.25		$13.15

Total return at net asset value(b)	22.92%		(6.78)%		10.86%

Total return at market value(c)	27.00%		(11.93)%		24.06%	35.64%		(17.68)%		(2.08)%

Net assets applicable to common shares, end of period (000’s omitted)	$270,272		$233,978		$256,426	$246,193		$217,201		$260,433

Portfolio turnover rate(d)	15%		3%		8%	18%		15%		6%

Ratios/supplemental data based on average net assets applicable to common shares:
Ratio of expenses:
With fee waivers and/or expense reimbursements(e)	0.75	%(f)	0.66	%(g)(h)	0.89%	1.19	%(i)	1.37	%(i)	1.41	%(j)(j)

With fee waivers and/or expense reimbursements excluding interest, facilities and maintenance fees(e)(k)	0.51	%(f)	0.43	%(g)(h)	0.67%	0.75	%(i)	0.76	%(i)	0.76	%(i)(j)

Without fee waivers and/or expense reimbursements(e)	0.75	%(f)	0.66	%(g)(h)	0.90%	1.19	%(i)	1.37	%(i)	1.41	%(i)(j)

Ratio of net investment income before preferred share dividends	5.83	%(f)	6.34	%(g)(h)	6.32%	7.05	%(i)	6.66	%(i)	6.43	%(i)

Preferred share dividends	0.03	%(f)	0.06	%(g)(h)	0.05%	0.27%		1.56%		1.87%

Ratio of net investment income after preferred share dividends	5.80	%(f)	6.28	%(g)(h)	6.27%	6.78	%(i)	5.10	%(i)	4.56	%(i)

Rebate from Morgan Stanley affiliate	—		—		—	0.00	%(l)	0.00	%(l)	0.00	%(l)

Senior securities:
Total amount of preferred shares outstanding (000’s omitted)	55,950		65,050

Asset coverage per preferred share(m)	$291,530		$229,845		494%	478%		331%		300%

Liquidating preference per preferred share	$50,000		$50,000

(a)	Calculated using average shares outstanding.
(b)	Includes adjustments in accordance with accounting principles generally accepted in the United States of America and as such, the net asset value for financial reporting purposes and the returns based upon those net asset values may differ from the net asset value and returns for shareholder transactions. Not annualized for periods less than one year, if applicable.
(c)	Total return assumes an investment at the common share market price at the beginning of the period indicated, reinvestment of all distributions for the period in accordance with the Trust’s dividend reinvestment plan, and sale of all shares at the closing common share market price at the end of the period indicated. Not annualized for periods less than one year, if applicable.
(d)	Portfolio turnover is calculated at the fund level and is not annualized for periods less than one year, if applicable.
(e)	Ratios do not reflect the effect of dividend payments to preferred shareholders.
(f)	Ratios based on average daily net assets applicable to common shares (000’s omitted) of $250,580.
(g)	Annualized.
(h)	Ratio includes an adjustment for a change in accounting estimate for professional services fees during the period. Ratios excluding this adjustment would have been higher by 0.14%.
(i)	The ratios reflect the rebate of certain Fund expenses in connection with investments in a Morgan Stanley affiliate during the period. The effect of the rebate on the ratios is disclosed in the above table as “Rebate from Morgan Stanley affiliate”.
(j)	Does not reflect the effect of expense offset of 0.01%.
(k)	For the years ended October 31, 2010 and prior, ratio does not exclude facilities and maintenance fees.
(l)	Amount is less than 0.005%.
(m)	Calculated by subtracting the Trust’s total liabilities (not including the preferred shares) from the Trust’s total assets and dividing this by preferred shares outstanding. For period prior to February 28, 2011, calculated by subtracting the Trust’s total liabilities (not including the preferred shares) from the Trust’s total assets and dividing this by preferred shares at liquidation value.

26        Invesco Value Municipal Trust

NOTE 13—Significant Event

The Board of Trustees of the Trust (the “Board”) approved the redomestication of the Trust, a Massachusetts business trust, into a Delaware statutory trust pursuant to an Agreement and Plan of Redomestication (the “Redomestication”). The Board also approved an Agreement and Plan of Merger pursuant to which the Trust would merge with and into Invesco Value Municipal Income Trust (the “Acquiring Trust”) in accordance with the Delaware Statutory Act (the “Merger”). As a result of the Merger, all of the assets and liabilities of the Trust will become Assets and Liabilities of the Acquiring Trust and the Trust’s shareholders will become shareholders of the Acquiring Trust. The Redomestication and the Merger are subject to shareholder approval.
  In addition, the Board also approved a plan to redeem all of the outstanding auction rate preferred shares at their respective liquidation preferences. These redemptions are anticipated to be funded with proceeds received from the issuance of Variable Rate Munifund Term Preferred Shares (“VMTPS”) and Tender Option Bonds (“TOBs”). VMTPS are a variable rate form of preferred stock with a mandatory redemption date. These redemptions and this issuance of VMTPS are targeted to occur in the first half of 2012.

27        Invesco Value Municipal Trust

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Invesco Value Municipal Trust:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations, of changes in net assets and of cash flows and the financial highlights present fairly, in all material respects, the financial position of Invesco Value Municipal Trust (formerly known as Invesco Insured Municipal Trust; hereafter referred to as the “Trust”) at February 29, 2012, the results of its operations and cash flows for the year then ended, and the changes in its net assets and financial highlights for the year then ended, the period ended February 28, 2011 and the year ended October 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at February 29, 2012 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The financial highlights of the Trust for the periods ended October 31, 2009 and prior were audited by other independent auditors whose report dated December 24, 2009 expressed an unqualified opinion on those financial statements.

PRICEWATERHOUSECOOPERS LLP

April 23, 2012
Houston, Texas

28        Invesco Value Municipal Trust

Tax Information

Form 1099-DIV, Form 1042-S and other year-end tax information provide shareholders with actual calendar year amounts that should be included in their tax returns. Shareholders should consult their tax advisors.
  The following distribution information is being provided as required by the Internal Revenue Code or to meet a specific state’s requirement.
  The Trust designates the following amounts or, if subsequently determined to be different, the maximum amount allowable for its fiscal year ended February 29, 2012:

Federal and State Income Tax

Qualified Dividend Income*	0.00%
Corporate Dividend Received Deduction*	0.00%
Tax-exempt Interest Dividends*	100.00%

*	The above percentages are based on ordinary income dividends paid to shareholders during the Trust’s fiscal year.

29        Invesco Value Municipal Trust

Supplemental Information

The disclosure concerning the investment objective, principal investment strategies and principal risks of Invesco Value Municipal Trust (the “Fund”) is being updated. The investment objective has not changed; however the Board of Trustees of the Fund approved a revised statement of the principal investment strategies for the Fund. The revised disclosure of the investment objective, principal investment strategies and associated principal risks for the Fund is set forth below.

Investment Objective
The investment objective of Invesco Value Municipal Trust (the “Fund”) is to provide current income which is exempt from federal income tax.
  The investment objective is fundamental and may not be changed without approval of a majority of the Fund’s outstanding voting securities, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

Principal Investment Strategies of the Fund
Under normal circumstances, the Fund will invest at least 80% of its net assets in municipal obligations. The policy stated in the foregoing sentence is a fundamental policy of the Fund and may not be changed without approval of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act. Under normal market conditions, the Fund’s investment adviser, Invesco Advisers, Inc. (the “Adviser”) seeks to achieve the Fund’s investment objective by investing at least 80% of the Fund’s net assets in investment grade municipal securities. Investment grade securities are: (i) securities rated BBB- or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) or Baa3 or higher by Moody’s Investors Service, Inc. (“Moody’s”) or an equivalent rating by another nationally recognized statistical rating organization (“NRSRO”), (ii) comparably rated short term securities, or (iii) unrated municipal securities determined by the Adviser to be of comparable quality at the time of purchase. Under normal market conditions, the Fund may invest up to 20% of its net assets in municipal securities rated below investment grade or that are unrated but determined by the Adviser to be of comparable quality at the time of purchase. Lower-grade securities are commonly referred to as junk bonds and involve greater risks than investments in higher-grade securities. The Fund does not purchase securities that are in default or rated in categories lower than B- by S&P or B3 by Moody’s or unrated securities of comparable quality.
  The Fund may invest up to 20% of its net assets in taxable or tax-exempt fixed income securities rated at least investment grade by an NRSRO or, if not rated, determined by the Adviser to be of comparable quality, including obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to an unlimited extent in such investments for temporary defensive purposes.
  The foregoing percentage and rating limitations apply at the time of acquisition of a security based on the last previous determination of the Fund’s net asset value. Any subsequent change in any rating by a rating service or change in percentages resulting from market fluctuations or other changes in the Fund’s total assets will not require elimination of any security from the Fund’s portfolio.
  The Fund may invest all or a substantial portion of its total assets in municipal securities that may subject certain investors to the federal alternative minimum tax and, therefore, a substantial portion of the income produced by the Fund may be taxable for such investors under the federal alternative minimum tax. Accordingly, the Fund may not be a suitable investment for investors who are already subject to the federal alternative minimum tax or could become subject to the federal alternative minimum tax as a result of an investment in the Fund.
  The Adviser buys and sells securities for the Fund with a view towards seeking a high level of current income exempt from federal income taxes, subject to reasonable credit risk. As a result, the Fund will not necessarily invest in the highest yielding municipal securities permitted by its investment policies if the Adviser determines that market risks or credit risks associated with such investments would subject the Fund’s portfolio to undue risk. The potential realization of capital gains or losses resulting from possible changes in interest rates will not be a major consideration and frequency of portfolio turnover generally will not be a limiting factor if the Adviser considers it advantageous to purchase or sell securities.
  The Fund intends to emphasize investments in municipal obligations with long-term maturities because such long-term obligations generally produce higher income than short-term obligations, although such longer-term obligations are more susceptible to market fluctuations resulting from changes in interest rates than shorter-term obligations. The average weighted maturity of the Fund’s portfolio, as well as the emphasis on longer-term obligations, may vary depending upon the market conditions.
  The Adviser employs a bottom-up, research-driven approach to identify securities that have attractive risk/reward characteristics for the sectors in which the Fund invests. The Adviser also integrates macroeconomic analysis and forecasting into its evaluation and ranking of various sectors and individual securities. Finally, the Fund employs leverage in an effort to enhance the Fund’s income and total return. Sell decisions are based on: (i) a deterioration or likely deterioration of an individual issuer’s capacity to meet its debt obligations on a timely basis; (ii) a deterioration or likely deterioration of the broader fundamentals of a particular industry or sector; and (iii) opportunities in the secondary or primary market to purchase a security with better relative value.
  Municipal Obligations. Municipal obligations are securities issued by or on behalf of states, territories or possessions of the United States, the District of Columbia and their cities, counties, political subdivisions, agencies and instrumentalities, the interest on which, in the opinion of bond counsel or other counsel to the issuers of such securities, is, at the time of issuance, exempt from federal income tax. The Adviser does not conduct its own analysis of the tax status of the interest paid by municipal securities held by the Fund, but will rely on the opinion of counsel to the issuer of each such instrument.
  The issuers of municipal securities obtain funds for various public purposes, including the construction of a wide range of public facilities such as airports, highways, bridges, schools, hospitals, housing, mass transportation, streets and water and sewer works. Other public purposes for which municipal securities may be issued include refunding outstanding obligations, obtaining funds for general operating expenses and obtaining funds to lend to other public institutions and facilities. Certain types of municipal securities are issued to obtain funding for privately operated facilities.
  The yields of municipal securities depend on, among other things, general money market conditions, general conditions of the municipal securities market, size of a particular offering, the maturity of the obligation and rating of the issue. There is no limitation as to the maturity of the municipal securities in which the Fund may invest. The ratings of S&P and Moody’s represent their opinions of the quality of the municipal securities they undertake to rate. These

30        Invesco Value Municipal Trust

ratings are general and are not absolute standards of quality. Consequently, municipal securities with the same maturity, coupon and rating may have different yields while municipal securities of the same maturity and coupon with different ratings may have the same yield.
  The two principal classifications of municipal securities are general obligation and revenue or special delegation securities. General obligation securities are secured by the issuer’s pledge of its faith, credit and taxing power for the payment of principal and interest. Revenue securities are usually payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise tax or other specific revenue source. Industrial development bonds are usually revenue securities, the credit quality of which is normally directly related to the credit standing of the industrial user involved.
  Within these principal classifications of municipal securities, there are a variety of types of municipal securities, including:

•	Variable rate securities, which bear rates of interest that are adjusted periodically according to formulae intended to reflect market rates of interest.
•	Municipal notes, including tax, revenue and bond anticipation notes of short maturity, generally less than three years, which are issued to obtain temporary funds for various public purposes.
•	Variable rate demand notes, which are obligations that contain a floating or variable interest rate adjustment formula and which are subject to a right of demand for payment of the principal balance plus accrued interest either at any time or at specified intervals. The interest rate on a variable rate demand note may be based on a known lending rate, such as a bank’s prime rate, and may be adjusted when such rate changes, or the interest rate may be a market rate that is adjusted at specified intervals. The adjustment formula maintains the value of the variable rate demand note at approximately the par value of such note at the adjustment date.
•	Municipal leases, which are obligations issued by state and local governments or authorities to finance the acquisition of equipment and facilities. Certain municipal lease obligations may include non-appropriation clauses which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis.
•	Private activity bonds, which are issued by, or on behalf of, public authorities to finance privately operated facilities.
•	Participation certificates, which are obligations issued by state or local governments or authorities to finance the acquisition of equipment and facilities. They may represent participations in a lease, an installment purchase contract or a conditional sales contract.
•	Municipal securities that may not be backed by the faith, credit and taxing power of the issuer.
•	Municipal securities that are privately placed and that may have restrictions on the Fund’s ability to resell, such as timing restrictions or requirements that the securities only be sold to qualified institutional investors.
•	Municipal securities that are insured by financial insurance companies.
  Derivatives. The Fund may use derivative instruments for a variety of purposes, including hedging, risk management, portfolio management or to earn income. Derivatives are financial instruments whose value is based on the value of another underlying asset, interest rate, index or financial instrument. Derivative instruments and techniques that the Fund may use include:
  Futures. A futures contract is a standardized agreement between two parties to buy or sell a specific quantity of an underlying instrument at a specific price at a specific future time. The value of a futures contract tends to increase and decrease in tandem with the value of the underlying instrument. Futures contracts are bilateral agreements, with both the purchaser and the seller equally obligated to complete the transaction. Depending on the terms of the particular contract, futures contracts are settled through either physical delivery of the underlying instrument on the settlement date or by payment of a cash settlement amount on the settlement date.
  Swaps. A swap contract is an agreement between two parties pursuant to which the parties exchange payments at specified dates on the basis of a specified notional amount, with the payments calculated by reference to specified securities, indexes, reference rates, currencies or other instruments. Most swap agreements provide that when the period payment dates for both parties are the same, the payments are made on a net basis (i.e., the two payment streams are netted out, with only the net amount paid by one party to the other). The Fund’s obligations or rights under a swap contract entered into on a net basis will generally be equal only to the net amount to be paid or received under the agreement, based on the relative values of the positions held by each counterparty.
  Inverse Floating Rate Obligations. The Fund may invest in inverse floating rate obligations. Inverse floating rate obligations are variable rate debt instruments that pay interest at rates that move in the opposite direction of prevailing interest rates. Because the interest rate paid to holders of such obligations is generally determined by subtracting a variable or floating rate from a predetermined amount, the interest rate paid to holders of such obligations will decrease as such variable or floating rate increases and increase as such variable or floating rate decreases. The inverse floating rate obligations in which the Fund may invest include derivative instruments such as residual interest bonds (“RIBs”) or tender option bonds (“TOBs”). Such instruments are typically created by a special purpose trust that holds long-term fixed rate bonds and sells two classes of beneficial interests: short-term floating rate interests, which are sold to third party investors, and inverse floating residual interests, which are purchased by the Fund. The short-term floating rate interests have first priority on the cash flow from the bond held by the special purpose trust and the Fund (as holder of the inverse floating residual interests) is paid the residual cash flow from the bond held by the special purpose trust.
  When-Issued and Delayed Delivery Transactions. The Fund may purchase and sell securities on a when-issued and delayed delivery basis, which means that the Fund buys or sells a security with payment and delivery taking place in the future. The payment obligation and the interest rate are fixed at the time the Fund enters into the commitment. No income accrues on such securities until the date the Fund actually takes delivery of the securities.
  Preferred Shares. The Fund uses leverage in the form of Preferred Shares. Dividends on the Preferred Shares will typically be comparable to the yields on investment grade short-term municipal securities, although the assets attributable to the Preferred Shares will generally be invested in longer-term municipal securities, which typically have higher yields than short-term municipal securities. Assuming such a yield differential, this leveraged capital structure enables the Fund to pay a potentially higher yield on the Common Shares than similar investment companies that do not use leverage.
  The Fund will generally maintain an asset coverage of the value of the Fund’s total assets, less all liabilities and indebtedness of the Fund not represented by the Preferred Shares, of 200% of the aggregate liquidation value of the Preferred Shares. The liquidation value of the Preferred Shares is their aggregate original purchase price, plus any accrued and unpaid dividends.

31        Invesco Value Municipal Trust

  Portfolio Turnover. The Fund may sell securities without regard to the length of time they have been held to take advantage of new investment opportunities, yield differentials, or for other reasons. The Fund’s portfolio turnover rate may vary from year to year. A high portfolio turnover rate (100% or more) would increase the Fund’s transaction costs (including brokerage commissions and dealer costs), which would adversely impact the Fund’s performance. Higher portfolio turnover may result in the realization of more short-term capital gains than if the Fund had lower portfolio turnover. Additionally, in a declining market, portfolio turnover may create realized capital losses. The turnover rate will not be a limiting factor, however, if the Adviser considers portfolio changes appropriate.
  Temporary Defensive Strategy. When market conditions dictate a more defensive investment strategy, the Fund may, on a temporary basis, hold cash or invest a portion or all of its assets in high-quality, short-term municipal securities. If such municipal securities are not available or, in the judgment of the Adviser, do not afford sufficient protection against adverse market conditions, the Fund may invest in taxable instruments. Such taxable securities may include securities issued or guaranteed by the U.S. government, its agencies or instrumentalities, other investment grade quality fixed income securities, prime commercial paper, certificates of deposit, bankers’ acceptances and other obligations of domestic banks, repurchase agreements and money market funds (including money market funds affiliated with the Adviser). In taking a defensive position, the Fund would temporarily not be pursuing its principal investment strategies and may not achieve its investment objective.
  Zero Coupon/PIK Bonds. The Fund may invest in securities not producing immediate cash income, including zero coupon securities or pay-in-kind (“PIK”) securities, when their effective yield over comparable instruments producing cash income makes these investments attractive. PIK securities are debt securities that pay interest through the issuance of additional securities. Zero coupon securities are debt securities that do not entitle the holder to any periodic payment of interest prior to maturity or a specified date when the securities begin paying current interest. They are issued and traded at a discount from their face amounts or par value, which discount varies depending on the time remaining until cash payments begin, prevailing interest rates, liquidity of the security and the perceived credit quality of the issuer. The securities do not entitle the holder to any periodic payments of interest prior to maturity, which prevents any reinvestment of interest payments at prevailing interest rates if prevailing interest rates rise. On the other hand, because there are no periodic interest payments to be reinvested prior to maturity, zero coupon securities eliminate the reinvestment risk and may lock in a favorable rate of return to maturity if interest rates drop. In addition, the Fund would be required to distribute the income on these instruments as it accrues, even though the Fund will not receive all of the income on a current basis or in cash. Thus, the Fund may have to sell other investments, including when it may not be advisable to do so, to make income distributions to the Common Shareholders.

Principal Risks of Investing in the Fund
As with any fund investment, loss of money is a risk of investing. An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any managed fund, the Adviser may not be successful in selecting the best-performing securities or investment techniques, and the Fund’s performance may lag behind that of similar funds. The risks associated with an investment in the Fund can increase during times of significant market volatility.
  Municipal Securities Risk. Under normal market conditions, longer-term municipal securities generally provide a higher yield than shorter-term municipal securities. The Adviser may adjust the average maturity of the Fund’s portfolio from time to time depending on its assessment of the relative yields available on securities of different maturities and its expectations of future changes in interest rates. The yields of municipal securities may move differently and adversely compared to the yields of the overall debt securities markets. Certain kinds of municipal securities are subject to specific risks that could cause a decline in the value of those securities:
  Lease Obligations. Certain lease obligations contain non-appropriation clauses that provide that the governmental issuer has no obligation to make future payments under the lease or contract unless money is appropriated for that purpose by the appropriate legislative body on an annual or other periodic basis. Consequently, continued lease payments on those lease obligations containing non-appropriation clauses are dependent on future legislative actions. If these legislative actions do not occur, the holders of the lease obligation may experience difficulty in exercising their rights, including disposition of the property.
  Private Activity Bonds. The issuers of private activity bonds in which the Fund may invest may be negatively impacted by conditions affecting either the general credit of the user of the private activity project or the project itself. Conditions such as regulatory and environmental restrictions and economic downturns may lower the need for these facilities and the ability of users of the project to pay for the facilities. Private activity bonds may also pay interest subject to the alternative minimum tax.
  In 2011, S&P lowered its long-term sovereign credit rating on the U.S. to “AA+” from “AAA” with a negative outlook. Following S&P’s downgrade of the long-term sovereign credit rating on the U.S., the major rating agencies have also placed many municipalities on review for potential downgrades, which could impact the market price, liquidity and volatility of the municipal securities held by the Fund in its portfolio. If the universe of municipal securities meeting the Fund’s ratings and credit quality requirements shrinks, it may be more difficult for the Fund to meet its investment objectives and the Fund’s investments may become more concentrated in fewer issues. Future downgrades by other rating agencies could have significant adverse effects on the economy generally and could result in significant adverse impacts on municipal issuers and the Fund.
  Many state and municipal governments that issue securities are under significant economic and financial stress and may not be able to satisfy their obligations. In response to the national economic downturn, governmental cost burdens have been and may continue to be reallocated among federal, state and local governments. The ability of municipal issuers to make timely payments of interest and principal may be diminished during general economic downturns and as governmental cost burdens are reallocated among federal, state and local governments. Also, as a result of the downturn and related unemployment, declining income and loss of property values, many state and local governments have experienced significant reductions in revenues and consequently difficulties meeting ongoing expenses. As a result, certain of these state and local governments may have difficulty paying or default in the payment of principal or interest on their outstanding debt, may experience ratings downgrades of their debt. The taxing power of any governmental entity may be limited by provisions of state constitutions or laws and an entity’s credit will depend on many factors, including the entity’s tax base, the extent to which the entity relies on federal or state aid, and other factors which are beyond the entity’s control. In addition, laws enacted in the future by Congress or state legislatures or referenda could extend the time for payment of principal and/or interest, or impose other constraints on enforcement of such obligations or on the ability of municipalities to levy taxes.

32        Invesco Value Municipal Trust

  In addition, municipalities might seek protection under the bankruptcy laws, thereby affecting the repayment of their outstanding debt. Issuers of municipal securities might seek protection under the bankruptcy laws. In the event of bankruptcy of such an issuer, holders of municipal securities could experience delays in collecting principal and interest and such holders may not be able to collect all principal and interest to which they are entitled. Certain provisions of the U.S. Bankruptcy Code governing such bankruptcies are unclear. Further, the application of state law to municipal securities issuers could produce varying results among the states or among municipal securities issuers within a state. These uncertainties could have a significant impact on the prices of the municipal securities in which the Fund invests. The value of municipal securities generally may be affected by uncertainties in the municipal markets as a result of legislation or litigation, including legislation or litigation that changes the taxation of municipal securities or the rights of municipal securities holders in the event of a bankruptcy. To enforce its rights in the event of a default in the payment of interest or repayment of principal, or both, the Fund may take possession of and manage the assets securing the issuer’s obligations on such securities, which may increase the Fund’s operating expenses. Any income derived from the Fund’s ownership or operation of such assets may not be tax-exempt and could jeopardize the Fund’s status as a regulated investment company under the Internal Revenue Code.
  The U.S. economy may be in the process of “deleveraging,” with individuals, companies and municipalities reducing expenditures and paying down borrowings. In such event, the number of municipal borrowers and the amount of outstanding municipal securities may contract, potentially without corresponding reductions in investor demand for municipal securities. As a result, the Fund may have fewer investment alternatives, may invest in securities that it previously would have declined and may concentrate its investments in a smaller number of issuers.
  Insurance Risk. Financial insurance guarantees that interest payments on a bond will be made on time and that principal will be repaid when the bond matures. Insured municipal obligations would generally be assigned a lower rating if the rating were based primarily on the credit quality of the issuer without regard to the insurance feature. If the claims-paying ability of the insurer were downgraded, the ratings on the municipal obligations it insures may also be downgraded. Insurance does not protect the Fund against losses caused by declines in a bond’s value due to a change in market conditions.
  Market Risk. Market risk is the possibility that the market values of securities owned by the Fund will decline. The net asset value of the Fund will change with changes in the value of its portfolio securities, and the value of the Fund’s investments can be expected to fluctuate over time. The financial markets in general are subject to volatility and may at times experience extreme volatility and uncertainty, which may affect all investment securities, including debt securities and derivative instruments. Volatility may be greater during periods of general economic uncertainty.
  Interest Rate Risk. Because the Fund invests primarily in fixed income municipal securities, the net asset value of the Fund can be expected to change as general levels of interest rates fluctuate. When interest rates decline, the value of a portfolio invested in fixed income securities generally can be expected to rise. Conversely, when interest rates rise, the value of a portfolio invested in fixed income securities generally can be expected to decline. The prices of longer term municipal securities generally are more volatile with respect to changes in interest rates than the prices of shorter term municipal securities. These risks may be greater in the current market environment because certain interest rates are near historically low levels.
  Credit Risk. Credit risk refers to an issuer’s ability to make timely payments of interest and principal when due. Municipal securities, like other debt obligations, are subject to the credit risk of nonpayment. The ability of issuers of municipal securities to make timely payments of interest and principal may be adversely affected by general economic downturns and as relative governmental cost burdens are allocated and reallocated among federal, state and local governmental units. Private activity bonds used to finance projects, such as industrial development and pollution control, may also be negatively impacted by the general credit of the user of the project. Nonpayment would result in a reduction of income to the Fund, and a potential decrease in the net asset value of the Fund. The Adviser continuously monitors the issuers of securities held in the Fund.
  The Fund will rely on the Adviser’s judgment, analysis and experience in evaluating the creditworthiness of an issuer. In its analysis, the Adviser may consider the credit ratings of NRSROs in evaluating securities, although the Adviser does not rely primarily on these ratings. Credit ratings of NRSROs evaluate only the safety of principal and interest payments, not the market risk. In addition, ratings are general and not absolute standards of quality, and the creditworthiness of an issuer may decline significantly before an NRSRO lowers the issuer’s rating. A rating downgrade does not require the Fund to dispose of a security.
  Medium-grade obligations (for example, bonds rated BBB by S&P) possess speculative characteristics so that changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than in the case of higher-rated securities. Securities rated below investment grade are considered speculative by NRSROs with respect to the issuer’s continuing ability to pay interest and principal.
  Income Risk. The income you receive from the Fund is based primarily on prevailing interest rates, which can vary widely over the short and long term. If interest rates decrease, your income from the Fund may decrease as well.
  Call Risk. If interest rates fall, it is possible that issuers of securities with high interest rates will prepay or call their securities before their maturity dates. In this event, the proceeds from the called securities would likely be reinvested by the Fund in securities bearing the new, lower interest rates, resulting in a possible decline in the Fund’s income and distributions to shareholders.
  Market Segment Risk. The Fund generally considers investments in municipal securities issued by governments or political subdivisions not to be subject to industry concentration policies (because such issuers are not in any industry). The Fund may, however, invest in municipal securities issued by entities having similar characteristics. For example, the issuers may be located in the same geographic area or may pay their interest obligations from revenue of similar projects, such as hospitals, airports, utility systems and housing finance agencies. This may make the Fund’s investments more susceptible to similar economic, political or regulatory occurrences, which could increase the volatility of the Fund’s net asset value. The Fund may invest more than 25% of its total assets in a segment of the municipal securities market with similar characteristics if the Adviser determines that the yields available from obligations in a particular segment justify the additional risks of a larger investment in that segment. The Fund may not, however, invest more than 25% of its total assets in municipal securities, such as many private activity bonds or industrial development revenue bonds, issued for non-governmental entities that are in the same industry.
  The Fund has no policy limiting its investments in municipal securities whose issuers are located in the same state. If the Fund were to invest a significant portion of its total assets in issuers located in the same state, it would be more susceptible to adverse economic, business or regulatory conditions in that state.
  Tax Risk. To qualify for the favorable U.S. federal income tax treatment generally accorded to regulated investment companies, among other things, the Fund must derive in each taxable year at least 90% of its gross income from certain prescribed sources. If for any taxable year the Fund does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) would be subject to federal income tax at regular corporate rates

33        Invesco Value Municipal Trust

without any deduction for distributions to shareholders, and all distributions from the Fund (including underlying distributions attributable to tax exempt interest income) would be taxable to shareholders as ordinary dividends to the extent of the Fund’s current and accumulated earnings and profits.
  The value of the Fund’s investments and its net asset value may be adversely affected by changes in tax rates and policies. Because interest income from municipal securities is normally not subject to regular federal income taxation, the attractiveness of municipal securities in relation to other investment alternatives is affected by changes in federal income tax rates or changes in the tax-exempt status of interest income from municipal securities. Any proposed or actual changes in such rates or exempt status, therefore, can significantly affect the demand for and supply, liquidity and marketability of municipal securities. This could in turn affect the Fund’s net asset value and ability to acquire and dispose of municipal securities at desirable yield and price levels. Additionally, the Fund may not be a suitable investment for individual retirement accounts, for other tax-exempt or tax-deferred accounts or for investors who are not sensitive to the federal income tax consequences of their investments.
  The Fund may invest all or a substantial portion of its total assets in municipal securities subject to the federal alternative minimum tax. Accordingly, an investment in the Fund could cause shareholders to be subject to (or result in an increased liability under) the federal alternative minimum tax. As a result, the Fund may not be a suitable investment for investors who are already subject to the federal alternative minimum tax or who could become subject to the federal alternative minimum tax as a result of an investment in the Fund.
  Subsequent to the Fund’s acquisition of a municipal security, the security may be determined to pay, or to have paid, taxable income. As a result, the treatment of dividends previously paid or to be paid by the Fund as “exempt-interest dividends” could be adversely affected, subjecting the Fund’s shareholders to increased federal income tax liabilities.
  For federal income tax purposes, distributions of ordinary taxable income (including any net short-term capital gain) will be taxable to shareholders as ordinary income (and not eligible for favorable taxation as “qualified dividend income”), and capital gain dividends will be taxed at long-term capital gain rates. In certain circumstances, the Fund will make payments to holders of Preferred Shares to offset the tax effects of a taxable distribution.
  Generally, to the extent the Fund’s distributions are derived from interest on municipal securities of a particular state (and, in some cases qualifying obligations of U.S. territories and possessions), its distributions are exempt from the personal income tax of that state. In some cases, the Fund’s shares may (to the extent applicable) also be exempt from personal property taxes of such state. However, some states require that the Fund meet certain thresholds with respect to the portion of its portfolio consisting of municipal securities of such state in order for such exemption to apply.
  Risks of Using Derivative Instruments. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument or instrument being hedged, risks of default by the other party to certain transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which they relate, and risks that the derivatives may not be liquid. The use of derivatives involves risks that are different from, and potentially greater than, the risks associated with other portfolio investments. Derivatives may involve the use of highly specialized instruments that require investment techniques and risk analyses different from those associated with other portfolio investments. Certain derivative transactions may give rise to a form of leverage. Leverage associated with derivative transactions may cause the Fund to liquidate portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet earmarking or segregation requirements, pursuant to applicable SEC rules and regulations, or may cause the Fund to be more volatile than if the Fund had not been leveraged. The Fund could suffer losses related to its derivative positions as a result of unanticipated market movements, which losses may potentially be unlimited. Although the Adviser may seek to use derivatives to further the Fund’s investment objective, the Fund is not required to use derivatives and may choose not to do so and there is no assurance that the use of derivatives will achieve this result.
  Counterparty Risk. The Fund will be subject to credit risk with respect to the counterparties to the derivative transactions entered into by the Fund. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances.
  Futures Risk. A decision as to whether, when and how to use futures involves the exercise of skill and judgment and even a well-conceived futures transaction may be unsuccessful because of market behavior or unexpected events. In addition to the derivatives risks discussed above, the prices of futures can be highly volatile, using futures can lower total return, and the potential loss from futures can exceed the Fund’s initial investment in such contracts.
  Swaps Risk. Swap agreements are not entered into or traded on exchanges and there is no central clearing or guaranty function for swaps. Therefore, swaps are subject to credit risk or the risk of default or non-performance by the counterparty. Swaps could result in losses if interest rate or credit quality changes are not correctly anticipated by the Fund or if the reference index, security or investments do not perform as expected.
  Tax Risk. The use of derivatives may generate taxable income. In addition, the Fund’s use of derivatives may be limited by the requirements for taxation as a regulated investment company or the Fund’s intention to pay dividends that are exempt from federal income taxes. The tax treatment of derivatives may be adversely affected by changes in legislation, regulations or other legal authority, subjecting the Fund’s shareholders to increased federal income tax liabilities.
  Inverse Floating Rate Obligations Risk. Like most other fixed-income securities, the value of inverse floating rate obligations will decrease as interest rates increase. They are more volatile, however, than most other fixed-income securities because the coupon rate on an inverse floating rate obligation typically changes at a multiple of the change in the relevant index rate. Thus, any rise in the index rate (as a consequence of an increase in interest rates) causes a correspondingly greater drop in the coupon rate of an inverse floating rate obligation while a drop in the index rate causes a correspondingly greater increase in the coupon of an inverse floating rate obligation. Some inverse floating rate obligations may also increase or decrease substantially because of changes in the rate of prepayments. Inverse floating rate obligations tend to underperform the market for fixed rate bonds in a rising interest rate environment, but tend to outperform the market for fixed rate bonds when interest rates decline or remain relatively stable. Inverse floating rate obligations have varying degrees of liquidity.
  The Fund generally invests in inverse floating rate obligations that include embedded leverage, thus exposing the Fund to greater risks and increased costs. The market value of a “leveraged” inverse floating rate obligations generally will fluctuate in response to changes in market rates of interest to a greater extent than the value of an unleveraged investment. The extent of increases and decreases in the value of inverse floating rate obligations generally will be larger than

34        Invesco Value Municipal Trust

changes in an equal principal amount of a fixed rate security having similar credit quality, redemption provisions and maturity, which may cause the Fund’s net asset value to be more volatile than if it had not invested in inverse floating rate obligations.
  In certain instances, the short-term floating rate interests created by a special purpose trust may not be able to be sold to third parties or, in the case of holders tendering (or putting) such interests for repayment of principal, may not be able to be remarketed to third parties. In such cases, the special purpose trust holding the long-term fixed rate bonds may be collapsed. In the case of inverse floating rate obligations created by the Fund, the Fund would then be required to repay the principal amount of the tendered securities. During times of market volatility, illiquidity or uncertainty, the Fund could be required to sell other portfolio holdings at a disadvantageous time to raise cash to meet that obligation.
  The use of short-term floating rate obligations may require the Fund to segregate or earmark cash or liquid assets to cover its obligations. Securities so segregated or earmarked will be unavailable for sale by the Fund (unless replaced by other securities qualifying for segregation requirements), which may limit the Fund’s flexibility and may require that the Fund sell other portfolio investments at a time when it may be disadvantageous to sell such assets.
  Risks of Investing in Lower-Grade Securities. Securities that are in the lower-grade categories generally offer higher yields than are offered by higher-grade securities of similar maturities, but they also generally involve greater risks, such as greater credit risk, market risk, volatility and liquidity risk. In addition, the amount of available information about the financial condition of certain lower-grade issuers may be less extensive than other issuers, making the Fund more dependent on the Adviser’s credit analysis than a fund investing only in higher-grade securities. To minimize the risks involved in investing in lower-grade securities, the Fund does not purchase securities that are in default or rated in categories lower than B- by S&P or B3 by Moody’s or unrated securities of comparable quality.
  Secondary market prices of lower-grade securities generally are less sensitive than higher-grade securities to changes in interest rates and are more sensitive to general adverse economic changes or specific developments with respect to the particular issuers. A significant increase in interest rates or a general economic downturn may significantly affect the ability of municipal issuers of lower-grade securities to pay interest and to repay principal, or to obtain additional financing, any of which could severely disrupt the market for lower-grade municipal securities and adversely affect the market value of such securities. Such events also could lead to a higher incidence of default by issuers of lower-grade securities. In addition, changes in credit risks, interest rates, the credit markets or periods of general economic uncertainty can be expected to result in increased volatility in the price of the lower-grade securities and the net asset value of the Fund. Adverse publicity and investor perceptions, whether or not based on rational analysis, may affect the value, volatility and liquidity of lower-grade securities.
  In the event that an issuer of securities held by the Fund experiences difficulties in the timely payment of principal and interest and such issuer seeks to restructure the terms of its borrowings, the Fund may incur additional expenses and may determine to invest additional assets with respect to such issuer or the project or projects to which the Fund’s securities relate. Further, the Fund may incur additional expenses to the extent that it is required to seek recovery upon a default in the payment of interest or the repayment of principal on its portfolio holdings and the Fund may be unable to obtain full recovery on such amounts.
  Investments in debt obligations that are at risk of or in default present special tax issues for the Fund. Federal income tax rules are not entirely clear about issues such as when the Fund may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless securities, how payments received on obligations in default should be allocated between principal and interest and whether certain exchanges of debt obligations in a workout context are taxable. These and other issues will be addressed by the Fund, in the event it invests in or holds such securities, in order to seek to ensure that it distributes sufficient income to preserve its status as a regulated investment company.
  Liquidity Risk. Liquidity relates to the ability of a fund to sell a security in a timely manner at a price which reflects the value of that security. The amount of available information about the financial condition of municipal securities issuers is generally less extensive than that for corporate issuers with publicly traded securities, and the market for municipal securities is generally considered to be less liquid than the market for corporate debt obligations. Certain municipal securities in which the Fund may invest, such as special obligation bonds, lease obligations, participation certificates and variable rate instruments, may be particularly less liquid. To the extent the Fund owns or may acquire illiquid or restricted securities, these securities may involve special registration requirements, liabilities and costs, and liquidity and valuation difficulties.
  The effects of adverse publicity and investor perceptions may be more pronounced for securities for which no established retail market exists as compared with the effects on securities for which such a market does exist. An economic downturn or an increase in interest rates could severely disrupt the market for such securities and adversely affect the value of outstanding securities or the ability of the issuers to repay principal and interest. Further, the Fund may have more difficulty selling such securities in a timely manner and at their stated value than would be the case for securities for which an established retail market does exist.
  The markets for lower-grade securities may be less liquid than the markets for higher-grade securities. To the extent that there is no established retail market for some of the lower-grade securities in which the Fund may invest, trading in such securities may be relatively inactive. Prices of lower-grade securities may decline rapidly in the event a significant number of holders decide to sell. Changes in expectations regarding an individual issuer of lower-grade securities generally could reduce market liquidity for such securities and make their sale by the Fund at their current valuation more difficult.
  From time to time, the Fund’s investments may include securities as to which the Fund, by itself or together with other funds or accounts managed by the Adviser, holds a major portion or all of an issue of municipal securities. Because there may be relatively few potential purchasers for such investments and, in some cases, there may be contractual restrictions on resales, the Fund may find it more difficult to sell such securities at a time when the Adviser believes it is advisable to do so.
  Preferred Shares Risk. The Fund’s use of leverage through Preferred Shares may result in higher volatility of the net asset value of the Common Shares, and fluctuations in the dividend rates on the Preferred Shares (which are expected to reflect yields on short-term municipal securities) may affect the yield to the Common Shareholders. So long as the Fund is able to realize a higher net return on its investment portfolio than the then current dividend rate of the Preferred Shares, the effect of the leverage provided by the Preferred Shares will be to cause the Common Shareholders to realize a higher current rate of return than if the Fund were not so leveraged. On the other hand, to the extent that the then current dividend rate on the Preferred Shares approaches the net return on the Fund’s investment portfolio, the benefit of leverage to the Common Shareholders will be reduced, and if the then current dividend rate on the Preferred

35        Invesco Value Municipal Trust

Shares were to exceed the net return on the Fund’s portfolio, the Fund’s leveraged capital structure would result in a lower rate of return to the Common Shareholders than if the Fund were not so structured.
  Similarly, because any decline in the net asset value of the Fund’s investments will be borne entirely by the Common Shareholders, the effect of leverage in a declining market would result in a greater decrease in net asset value to the Common Shareholders than if the Fund were not so leveraged. Any such decrease would likely be reflected in a decline in the market price for Common Shares. If the Fund’s current investment income were not sufficient to meet dividend requirements on the Preferred Shares, the Fund might have to liquidate certain of its investments in order to meet required dividend payments, thereby reducing the net asset value attributable to the Fund’s Common Shares.
  The amount of Preferred Shares outstanding from time to time may vary, depending on the Adviser’s analysis of conditions in the municipal securities market and interest rate movements. Management of the amount of outstanding Preferred Shares places greater reliance on the ability of the Adviser to predict trends in interest rates than if the Fund did not use leverage. In the event the Adviser later determines that all or a portion of such Preferred Shares should be reissued so as to increase the amount of leverage, no assurance can be given that the Fund will subsequently be able to reissue Preferred Shares on terms and/or with dividend rates that are beneficial to the Common Shareholders. Further, redemption and reissuance of the Preferred Shares, and any related trading of the Fund’s portfolio securities, results in increased transaction costs to the Fund and its Common Shareholders. Because the Common Shareholders bear these expenses, changes to the Fund’s outstanding leverage and any losses resulting from related portfolio trading will have a proportionately larger impact on the Common Shares’ net asset value and market price.
  In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Shares unless, at the time of such declaration, the Fund has an asset coverage of at least 200% (determined after deducting the amount of such dividend or distribution). This prohibition on the payment of dividends or other distributions might impair the ability of the Fund to maintain its qualification as a regulated investment company for federal income tax purposes. The Fund intends, however, to the extent possible, to purchase or redeem Preferred Shares from time to time to maintain an asset coverage of the Preferred Shares of at least 200%.
  If a determination were made by the IRS to treat the Preferred Shares as debt rather than equity for U.S. federal income tax purposes, the Common Shareholders might be subject to increased federal income tax liabilities.
  Unrated Securities Risk. Many lower-grade securities are not listed for trading on any national securities exchange, and many issuers of lower-grade securities choose not to have a rating assigned to their obligations by any NRSRO. As a result, the Fund’s portfolio may consist of a higher portion of unlisted or unrated securities as compared with an investment company that invests solely in higher-grade, listed securities. Unrated securities are usually not as attractive to as many buyers as are rated securities, a factor which may make unrated securities less marketable. These factors may limit the ability of the Fund to sell such securities at their fair value. The Fund may be more reliant on the Adviser’s judgment and analysis in evaluating the creditworthiness of an issuer of unrated securities.
  When-Issued and Delayed Delivery Risks.  When-issued and delayed delivery transactions are subject to market risk as the value or yield of a security at delivery may be more or less than the purchase price or the yield generally available on securities when delivery occurs. In addition, the Fund is subject to counterparty risk because it relies on the buyer or seller, as the case may be, to consummate the transaction, and failure by the other party to complete the transaction may result in the Fund missing the opportunity of obtaining a price or yield considered to be advantageous.
  Zero Coupon/PIK Bond Risk. Prices on non-cash-paying instruments may be more sensitive to changes in the issuer’s financial condition, fluctuations in interest rates and market demand/supply imbalances than cash-paying securities with similar credit ratings, and thus may be more speculative than are securities that pay interest periodically in cash. These securities may subject the Fund to greater market risk than a fund that does not own these types of securities. Special tax considerations are associated with investing in non-cash-paying instruments, such as zero coupon or PIK securities. The Adviser will weigh these concerns against the expected total returns from such instruments.

36        Invesco Value Municipal Trust

Trustees and Officers

The address of each trustee and officer is 1555 Peachtree, N.E., Atlanta, Georgia 30309. Generally, each trustee serves for a three year term or until his or her successor has been duly elected and qualified, and each officer serves for a one year term or until his or her successor has been duly elected and qualified. Column two below includes length of time served with predecessor entities, if any.

			Number of Funds
Name, Year of Birth and	Trustee and/	Principal Occupation(s)	in Fund Complex	Other Directorship(s)
Position(s) Held with the Trust	or Officer Since	During Past 5 Years	Overseen by Trustee	Held by Trustee

Interested Persons

Martin L. Flanagan[1] — 1960 Trustee	2010	Executive Director, Chief Executive Officer and President, Invesco Ltd. (ultimate parent of Invesco and a global investment management firm); Advisor to the Board, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.); Trustee, The Invesco Funds; Vice Chair, Investment Company Institute; and Member of Executive Board, SMU Cox School of Business	140	None

		Formerly: Chairman, Invesco Advisers, Inc. (registered investment adviser); Director, Chairman, Chief Executive Officer and President, IVZ Inc. (holding company), INVESCO Group Services, Inc. (service provider) and Invesco North American Holdings, Inc. (holding company); Director, Chief Executive Officer and President, Invesco Holding Company Limited (parent of Invesco and a global investment management firm); Director, Invesco Ltd.; Chairman, Investment Company Institute and President, Co-Chief Executive Officer, Co-President, Chief Operating Officer and Chief Financial Officer, Franklin Resources, Inc. (global investment management organization)

Philip A. Taylor[2] — 1954 Trustee, President and Principal Executive Officer	2010	Head of North American Retail and Senior Managing Director, Invesco Ltd.; Director, Co-Chairman, Co-President and Co-Chief Executive Officer, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Director, Chairman, Chief Executive Officer and President, Invesco Management Group, Inc. (formerly Invesco Aim Management Group, Inc.) (financial services holding company); Director and President, INVESCO Funds Group, Inc. (registered investment adviser and registered transfer agent); Director and Chairman, Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.) (registered transfer agent) and IVZ Distributors, Inc. (formerly known as INVESCO Distributors, Inc.) (registered broker dealer); Director, President and Chairman, Invesco Inc. (holding company) and Invesco Canada Holdings Inc. (holding company); Chief Executive Officer, Invesco Corporate Class Inc. (corporate mutual fund company) and Invesco Canada Fund Inc. (corporate mutual fund company); Director, Chairman and Chief Executive Officer, Invesco Canada Ltd. (formerly known as Invesco Trimark Ltd./Invesco Trimark Ltèe) (registered investment adviser and registered transfer agent); Trustee, President and Principal Executive Officer, The Invesco Funds (other than AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) and Short-Term Investments Trust); Trustee and Executive Vice President, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) and Short-Term Investments Trust only); Director, Invesco Investment Advisers LLC (formerly known as Van Kampen Asset Management); Director, Chief Executive Officer and President, Van Kampen Exchange Corp.	140	None

		Formerly: Director and Chairman, Van Kampen Investor Services Inc.: Director, Chief Executive Officer and President, 1371 Preferred Inc. (holding company); and Van Kampen Investments Inc.; Director and President, AIM GP Canada Inc. (general partner for limited partnerships); and Van Kampen Advisors, Inc.; Director and Chief Executive Officer, Invesco Trimark Dealer Inc. (registered broker dealer); Director, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.) (registered broker dealer); Manager, Invesco PowerShares Capital Management LLC; Director, Chief Executive Officer and President, Invesco Advisers, Inc.; Director, Chairman, Chief Executive Officer and President, Invesco Aim Capital Management, Inc.; President, Invesco Trimark Dealer Inc. and Invesco Trimark Ltd./Invesco Trimark Ltèe; Director and President, AIM Trimark Corporate Class Inc. and AIM Trimark Canada Fund Inc.; Senior Managing Director, Invesco Holding Company Limited; Trustee and Executive Vice President, Tax-Free Investments Trust; Director and Chairman, Fund Management Company (former registered broker dealer); President and Principal Executive Officer, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), Short-Term Investments Trust and Tax-Free Investments Trust only); President, AIM Trimark Global Fund Inc. and AIM Trimark Canada Fund Inc.

Wayne W. Whalen[3] — 1939 Trustee	2010	Of Counsel, and prior to 2010, partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to funds in the Fund Complex	158	Director of the Abraham Lincoln Presidential Library Foundation

[1]	Mr. Flanagan is considered an interested person of the Trust because he is an officer of the adviser to the Trust, and an officer and a director of Invesco Ltd., ultimate parent of the adviser to the Trust.

[2]	Mr. Taylor is considered an interested person of the Trust because he is an officer and a director of the adviser to, and a director of the principal underwriter of, the Trust.

[3]	Mr. Whalen has been deemed to be an interested person of the Trust because of his prior service as counsel to the predecessor funds of certain Invesco open-end funds and his affiliation with the law firm that served as counsel to such predecessor funds and continues to serve as counsel to the Invesco Van Kampen closed-end funds.

T-1        Invesco Value Municipal Trust

Trustees and Officers—(continued)

The address of each trustee and officer is 1555 Peachtree, N.E., Atlanta, Georgia 30309. Generally, each trustee serves for a three year term or until his or her successor has been duly elected and qualified, and each officer serves for a one year term or until his or her successor has been duly elected and qualified. Column two below includes length of time served with predecessor entities, if any.

			Number of Funds
Name, Year of Birth and	Trustee and/	Principal Occupation(s)	in Fund Complex	Other Directorship(s)
Position(s) Held with the Trust	or Officer Since	During Past 5 Years	Overseen by Trustee	Held by Trustee

Independent Trustees

Bruce L. Crockett — 1944 Trustee and Chair	2010	Chairman, Crockett Technology Associates (technology consulting company) Formerly: Director, Captaris (unified messaging provider); Director, President and Chief Executive Officer COMSAT Corporation; and Chairman, Board of Governors of INTELSAT (international communications company)	140	ACE Limited (insurance company); and Investment Company Institute

David C. Arch — 1945 Trustee	2010	Chairman and Chief Executive Officer of Blistex Inc., a consumer health care products manufacturer.	158	Member of the Heartland Alliance Advisory Board, a nonprofit organization serving human needs based in Chicago. Board member of the Illinois Manufacturers’ Association. Member of the Board of Visitors, Institute for the Humanities, University of Michigan

Frank S. Bayley — 1939 Trustee	2010	Retired Formerly: Director, Badgley Funds, Inc. (registered investment company) (2 portfolios) and Partner, law firm of Baker & McKenzie	140	Director and Chairman, C.D. Stimson Company (a real estate investment company)

James T. Bunch — 1942 Trustee	2010	Managing Member, Grumman Hill Group LLC (family office private equity management) Formerly: Founder, Green, Manning & Bunch Ltd. (investment banking firm)(1988-2010); Executive Committee, United States Golf Association; and Director, Policy Studies, Inc. and Van Gilder Insurance Corporation	140	Chairman, Board of Governors, Western Golf Association, Chairman-elect, Evans Scholars Foundation and Director, Denver Film Society

Rodney F. Dammeyer — 1940 Trustee	2010	Chairman of CAC, LLC, a private company offering capital investment and management advisory services. Formerly: Prior to January 2004, Director of TeleTech Holdings Inc.; Prior to 2002, Director of Arris Group, Inc.; Prior to 2001, Managing Partner at Equity Group Corporate Investments. Prior to 1995, Vice Chairman of Anixter International. Prior to 1985, experience includes Senior Vice President and Chief Financial Officer of Household International, Inc, Executive Vice President and Chief Financial Officer of Northwest Industries, Inc. and Partner of Arthur Andersen & Co.	158	Director of Quidel Corporation and Stericycle, Inc. Prior to May 2008, Trustee of The Scripps Research Institute. Prior to February 2008, Director of Ventana Medical Systems, Inc. Prior to April 2007, Director of GATX Corporation. Prior to April 2004, Director of TheraSense, Inc.

Albert R. Dowden — 1941 Trustee	2010	Director of a number of public and private business corporations, including the Boss Group, Ltd. (private investment and management); Reich & Tang Funds (5 portfolios) (registered investment company); and Homeowners of America Holding Corporation/Homeowners of America Insurance Company (property casualty company)	140	Board of Nature’s Sunshine Products, Inc.

		Formerly: Director, Continental Energy Services, LLC (oil and gas pipeline service); Director, CompuDyne Corporation (provider of product and services to the public security market) and Director, Annuity and Life Re (Holdings), Ltd. (reinsurance company); Director, President and Chief Executive Officer, Volvo Group North America, Inc.; Senior Vice President, AB Volvo; Director of various public and private corporations; Chairman, DHJ Media, Inc.; Director Magellan Insurance Company; and Director, The Hertz Corporation, Genmar Corporation (boat manufacturer), National Media Corporation; Advisory Board of Rotary Power International (designer, manufacturer, and seller of rotary power engines); and Chairman, Cortland Trust, Inc. (registered investment company)

Jack M. Fields — 1952 Trustee	2010	Chief Executive Officer, Twenty First Century Group, Inc. (government affairs company); and Owner and Chief Executive Officer, Dos Angelos Ranch, L.P. (cattle, hunting, corporate entertainment), Discovery Global Education Fund (non-profit) and Cross Timbers Quail Research Ranch (non-profit)	140	Insperity (formerly known as Administaff)

		Formerly: Chief Executive Officer, Texana Timber LP (sustainable forestry company) and member of the U.S. House of Representatives

Carl Frischling — 1937 Trustee	2010	Partner, law firm of Kramer Levin Naftalis and Frankel LLP	140	Director, Reich & Tang Funds (6 portfolios)

Prema Mathai-Davis — 1950 Trustee	2010	Retired Formerly: Chief Executive Officer, YWCA of the U.S.A.	140	None

Larry Soll — 1942 Trustee	2010	Retired Formerly, Chairman, Chief Executive Officer and President, Synergen Corp. (a biotechnology company)	140	None

T-2        Invesco Value Municipal Trust

Trustees and Officers—(continued)

The address of each trustee and officer is 1555 Peachtree, N.E., Atlanta, Georgia 30309. Generally, each trustee serves for a three year term or until his or her successor has been duly elected and qualified, and each officer serves for a one year term or until his or her successor has been duly elected and qualified. Column two below includes length of time served with predecessor entities, if any.

			Number of Funds
Name, Year of Birth and	Trustee and/	Principal Occupation(s)	in Fund Complex	Other Directorship(s)
Position(s) Held with the Trust	or Officer Since	During Past 5 Years	Overseen by Trustee	Held by Trustee

Independent Trustees

Hugo F. Sonnenschein — 1940 Trustee	2010	Distinguished Service Professor and President Emeritus of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to July 2000, President of the University of Chicago.	158	Trustee of the University of Rochester and a member of its investment committee. Member of the National Academy of Sciences, the American Philosophical Society and a fellow of the American Academy of Arts and Sciences

Raymond Stickel, Jr. — 1944 Trustee	2010	Retired Formerly: Director, Mainstay VP Series Funds, Inc. (25 portfolios) and Partner, Deloitte & Touche	140

Other Officers

Russell C. Burk — 1958 Senior Vice President and Senior Officer	2010	Senior Vice President and Senior Officer of Invesco Funds	N/A	N/A

John M. Zerr — 1962 Senior Vice President, Chief Legal Officer and Secretary	2010	Director, Senior Vice President, Secretary and General Counsel, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.) and Van Kampen Exchange Corp.; Senior Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Senior Vice President and Secretary, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Vice President and Secretary, Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.) and IVZ Distributors, Inc. (formerly known as INVESCO Distributors, Inc.); Director and Vice President, INVESCO Funds Group, Inc.; Senior Vice President, Chief Legal Officer and Secretary, The Invesco Funds; Manager, Invesco PowerShares Capital Management LLC; Director, Secretary and General Counsel, Invesco Investment Advisers LLC (formerly known as Van Kampen Asset Management); Secretary and General Counsel, Van Kampen Funds Inc. and Chief Legal Officer, PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Fund Trust	N/A	N/A

		Formerly: Director and Secretary, Van Kampen Advisors Inc.; Director Vice President, Secretary and General Counsel Van Kampen Investor Services Inc.; Director, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Senior Vice President, General Counsel and Secretary, Invesco Advisers, Inc.; and Van Kampen Investments Inc.; Director, Vice President and Secretary, Fund Management Company; Director, Senior Vice President, Secretary, General Counsel and Vice President, Invesco Aim Capital Management, Inc.; Chief Operating Officer and General Counsel, Liberty Ridge Capital, Inc. (an investment adviser); Vice President and Secretary, PBHG Funds (an investment company) and PBHG Insurance Series Fund (an investment company); Chief Operating Officer, General Counsel and Secretary, Old Mutual Investment Partners (a broker-dealer); General Counsel and Secretary, Old Mutual Fund Services (an administrator) and Old Mutual Shareholder Services (a shareholder servicing center); Executive Vice President, General Counsel and Secretary, Old Mutual Capital, Inc. (an investment adviser); and Vice President and Secretary, Old Mutual Advisors Funds (an investment company)

Lisa O. Brinkley — 1959 Vice President	2010
Global Assurance Officer, Invesco Ltd.; Chief Compliance Officer, Invesco Investment Services, Inc.(formerly known as Invesco Aim Investment Services, Inc.); and Vice President, The Invesco Funds

Formerly: Chief Compliance Officer, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.) and Van Kampen Investor Services Inc.; Senior Vice President, Invesco Management Group, Inc.; Senior Vice President and Chief Compliance Officer, Invesco Advisers, Inc. and The Invesco Funds; Vice President and Chief Compliance Officer, Invesco Aim Capital Management, Inc. and Invesco Distributors, Inc.; Vice President, Invesco Investment Services, Inc. and Fund Management Company
			N/A	N/A

T-3        Invesco Value Municipal Trust

Trustees and Officers—(continued)

The address of each trustee and officer is 1555 Peachtree, N.E., Atlanta, Georgia 30309. Generally, each trustee serves for a three year term or until his or her successor has been duly elected and qualified, and each officer serves for a one year term or until his or her successor has been duly elected and qualified. Column two below includes length of time served with predecessor entities, if any.

			Number of Funds
Name, Year of Birth and	Trustee and/	Principal Occupation(s)	in Fund Complex	Other Directorship(s)
Position(s) Held with the Trust	or Officer Since	During Past 5 Years	Overseen by Trustee	Held by Trustee

Other Officers

Karen Dunn Kelley — 1960 Vice President	2010	Head of Invesco’s World Wide Fixed Income and Cash Management Group; Senior Vice President, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.) and Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Executive Vice President, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.); Director, Invesco Mortgage Capital Inc.; Vice President, The Invesco Funds (other than AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) and Short-Term Investments Trust); and President and Principal Executive Officer, The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) and Short-Term Investments Trust only).	N/A	N/A

		Formerly: Senior Vice President, Van Kampen Investments Inc.; Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.); Director of Cash Management and Senior Vice President, Invesco Advisers, Inc. and Invesco Aim Capital Management, Inc.; President and Principal Executive Officer, Tax-Free Investments Trust; Director and President, Fund Management Company; Chief Cash Management Officer, Director of Cash Management, Senior Vice President, and Managing Director, Invesco Aim Capital Management, Inc.; Director of Cash Management, Senior Vice President, and Vice President, Invesco Advisers, Inc. and The Invesco Funds (AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), Short-Term Investments Trust and Tax-Free Investments Trust only)

Sheri S. Morris — 1964 Vice President, Treasurer and Principal Financial Officer	2010	Vice President, Treasurer and Principal Financial Officer, The Invesco Funds; Vice President, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser).	N/A	N/A

		Formerly: Treasurer, PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Fund Trust, Vice President, Invesco Advisers, Inc., Invesco Aim Capital Management, Inc. and Invesco Aim Private Asset Management, Inc.; Assistant Vice President and Assistant Treasurer, The Invesco Funds and Assistant Vice President, Invesco Advisers, Inc., Invesco Aim Capital Management, Inc. and Invesco Aim Private Asset Management, Inc.

Yinka Akinsola — 1977 Anti-Money Laundering Compliance Officer	2011	Anti-Money Laundering Compliance Officer, Invesco Advisers, Inc. (formerly known as Invesco Institutional (N.A.), Inc.) (registered investment adviser); Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.), Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.), The Invesco Funds, Invesco Van Kampen Closed-End Funds, Van Kampen Funds Inc., PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust, and PowerShares Actively Managed Exchange-Traded Fund Trust	N/A	N/A

		Formerly: Regulatory Analyst III, Financial Industry Regulatory Authority (FINRA).

Todd L. Spillane — 1958 Chief Compliance Officer	2010	Senior Vice President, Invesco Management Group, Inc. (formerly known as Invesco Aim Management Group, Inc.) and Van Kampen Exchange Corp.; Senior Vice President and Chief Compliance Officer, Invesco Advisers, Inc. (registered investment adviser) (formerly known as Invesco Institutional (N.A.), Inc.); Chief Compliance Officer, The Invesco Funds, INVESCO Private Capital Investments, Inc. (holding company) and Invesco Private Capital, Inc. (registered investment adviser); Vice President, Invesco Distributors, Inc. (formerly known as Invesco Aim Distributors, Inc.) and Invesco Investment Services, Inc. (formerly known as Invesco Aim Investment Services, Inc.).	N/A	N/A

		Formerly: Senior Vice President, Van Kampen Investments Inc.; Senior Vice President and Chief Compliance Officer, Invesco Advisers, Inc. and Invesco Aim Capital Management, Inc.; Chief Compliance Officer, Invesco Global Asset Management (N.A.), Inc., Invesco Senior Secured Management, Inc. (registered investment adviser) and Van Kampen Investor Services Inc., PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares India Exchange-Traded Fund Trust and PowerShares Actively Managed Exchange-Traded Fund Trust; Vice President, Invesco Aim Capital Management, Inc. and Fund Management Company

Office of the Fund 1555 Peachtree Street, N.E. Atlanta, GA 30309	Investment Adviser Invesco Advisers, Inc. 1555 Peachtree Street, N.E. Atlanta, GA 30309	Auditors PricewaterhouseCoopers LLP 1201 Louisiana Street, Suite 2900 Houston, TX 77002-5678	Custodian State Street Bank and Trust Company 225 Franklin Boston, MA 02110-2801

Counsel to the Fund Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103	Counsel to the Independent Trustees Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036-2714	Transfer Agent Computershare Trust Company, N.A. P.O. Box 43078 Providence, RI 02940-3078

T-4        Invesco Value Municipal Trust

Correspondence information
Send general correspondence to Computershare, P.O. Box 43078, Providence, RI 02940-3078.

Invesco privacy policy
You share personal and financial information with us that is necessary for your transactions and your account records. We take very seriously the obligation to keep that information confidential and private.
     Invesco collects nonpublic personal information about you from account applications or other forms you complete and from your transactions with us or our affiliates. We do not disclose information about you or our former customers to service providers or other third parties except to the extent necessary to service your account and in other limited circumstances as permitted by law. For example, we use this information to facilitate the delivery of transaction confirmations, financial reports, prospectuses and tax forms.
     Even within Invesco, only people involved in the servicing of your accounts and compliance monitoring have access to your information. To ensure the highest level of confidentiality and security, Invesco maintains physical, electronic and procedural safeguards that meet or exceed federal standards. Special measures, such as data encryption and authentication, apply to your communications with us on our website. More detail is available to you at invesco.com/privacy.

Trust holdings and proxy voting information
The Trust provides a complete list of its holdings four times in each fiscal year, at the quarter-ends. For the second and fourth quarters, the lists appear in the Trust’s semiannual and annual reports to shareholders. For the first and third quarters, the Trust files the lists with the Securities and Exchange Commission (SEC) on Form N-Q. Shareholders can also look up the Trust’s Forms N-Q on the SEC website at sec.gov. Copies of the Trust’s Forms N-Q may be reviewed and copied at the SEC Public Reference Room in Washington, D.C. You can obtain information on the operation of the Public Reference Room, including information about duplicating fee charges, by calling 202 551 8090 or 800 732 0330, or by electronic request at the following email address: publicinfo@sec.gov. The SEC file number for the Trust is 811-06434.
     A description of the policies and procedures that the Trust uses to determine how to vote proxies relating to portfolio securities is available without charge, upon request, from our Client Services department at 800 341 2929 or at invesco.com/proxyguidelines. The information is also available on the SEC website, sec.gov.
     Information regarding how the Trust voted proxies related to its portfolio securities during the 12 months ended June 30, 2011, is available at invesco.com/proxysearch. In addition, this information is available on the SEC website at sec.gov.
     Invesco Advisers, Inc. is an investment adviser; it provides investment advisory services to individual and institutional clients and does not sell securities. Invesco Distributors, Inc. is the U.S. distributor for Invesco Ltd.’s retail mutual funds, exchange-traded funds and institutional money market funds.
Both are wholly owned, indirect subsidiaries of Invesco Ltd.

MS-CE-IMUNI-AR-1	Invesco Distributors, Inc.